Exhibit 10.2

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED
Execution Copy

FEASIBILITY STUDY AND LICENSE AGREEMENT
BY AND BETWEEN
ASKLEPIOS BIOPHARMACEUTICAL, INC.
AND
SELECTA BIOSCIENCES, INC.

-i-

-ii-

-iii-

FEASIBILITY STUDY AND LICENSE AGREEMENT
This Feasibility Study and License Agreement (this “Agreement”, as further defined below) is made and entered into as of this 6th day of August, 2019 (the “Effective Date”), by and between Asklepios Biopharmaceutical, Inc., a Delaware corporation with an address at 20 TW Alexander Drive, Suite 110, Research Triangle Park, NC 27514 (“AskBio”), and Selecta Biosciences, Inc., a Delaware corporation with an address at 480 Arsenal Way, Watertown, MA 27709 (“Selecta”). AskBio and Selecta may be referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, AskBio has expertise and intellectual property rights in AAV (as defined below) vector design (including but not limited to inverted capsid and promoter design, and cell lines used for production of AAVs) and manufacturing, and Controls (as defined below) the AskBio Core Technology (as defined below);
WHEREAS, Selecta has expertise and intellectual property rights in antigen-specific biodegradable nanoparticle-based, immune tolerance technology, including such technology comprising synthetic vaccine particle(s) encapsulating the immunomodulator rapamycin (“ImmTOR”) and Controls the Selecta Core Technology (as defined below);
WHEREAS, AskBio and Selecta desire to develop certain Products (as defined below) and assess the feasibility and benefit of those Products; and
WHEREAS, AskBio and Selecta, upon success of the POC (as defined below), or as agreed by the Parties, desire to collaborate to develop, manufacture, and commercialize Collaboration Products (as defined below) and may, in the future, negotiate and execute definitive agreements to form a joint venture through a to-be formed company, owned in whole or in part by AskBio and Selecta (the “Joint Venture” or “JV”) to develop, manufacture and commercialize such Collaboration Products.
NOW, THEREFORE, in consideration of the foregoing and the covenants and promises contained in this Agreement, in accordance with and subject to the terms and conditions specified below, the Parties agree as follows:
AGREEMENT
ARTICLE 1.
DEFINITIONS
Unless otherwise defined in this Agreement, all capitalized terms shall have the meaning ascribed to them in this Article 1.

1.1	“AAV” means adeno-associated virus, recombinant adeno-associated virus and all chimerics, hybrids, haploids, polyploids, and derivatives of each of the foregoing.

1.2
“AAV Product” means (a) a pharmaceutical product utilizing an AAV vector, transgene and promoter to deliver a gene therapy or (b) any pharmaceutical product incorporating or utilizing ImmTOR for use in conjunction with, or inclusion in, an AAV Product described in (a).

1.3	“Accounting Standards” means U.S. Generally Accepted Accounting Principles or International Financial Reporting Standards, as applicable, consistently applied by the applicable Party.

1.4
“Affiliate” means, with respect to any person or entity, any other person or entity that directly or indirectly controls, is controlled by, or is under common control with such person or entity, for so long as such control exists. For purposes of this Section 1.4 only, a person or entity shall be deemed to “control” another person or entity if (a) it owns or controls, directly or indirectly, more than fifty percent (50%) of the issued and outstanding voting securities, capital stock, or other comparable equity or ownership interest of the other person or entity, (b) it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the person or other entity or (c) it possesses the power to elect or appoint more than fifty percent (50%) of the members of the governing body of the person or other entity. [***]

1.5	“Agreement” means this Feasibility Study and License Agreement, including any Exhibits attached hereto, as such may be amended from time to time, in writing, by mutual agreement of the Parties.

1.6
“Applicable Law” means any local, state or federal rule, regulation, statute or law in any jurisdiction relevant to the activities undertaken pursuant to this Agreement or applicable to either of the Parties with respect to any matters set forth herein.

1.7
“Approach” means the therapeutic approach used to treat a particular [***] targeting a specific gene, whether by mRNA, gene editing, peptide delivery or otherwise, in each case to be delivered using an AAV vector.

1.8
“AskBio Background Technology” means all Patent Rights and Know-How: (a) in existence and owned or otherwise Controlled by AskBio or any of its Affiliates as of the Effective Date; or (b) that are created or obtained outside the scope of this Agreement and are owned or otherwise Controlled by AskBio or any of its Affiliates after the Effective Date.

1.9
“AskBio Core Technology” means all AskBio Background Technology pertaining to AAV capsids and AAV vectors, including but not limited to any cell lines used for production of AAVs. For the avoidance of doubt, AskBio Core Technology includes, but is not limited to, the Patent Rights listed in Schedule 1.9.

1.10
“AskBio Licensed Patent Rights” means any and all Patent Rights licensed by AskBio to Selecta under the AskBio Research License or the AskBio Collaboration Product License, other than Joint Patent Rights.

1.11	“AskBio Patent Rights” means any and all Patent Rights that claim an AskBio Invention.

1.12
“BLA” means (a) a Biologics License Application as defined by the FDA, 21 CFR § 600 et. seq. and applicable regulations promulgated thereunder or (b) the equivalent application to the applicable Competent Authority in any other regulatory jurisdiction, and any amendments to the foregoing (a) or (b), in each case, the filing of which is necessary to request permission to introduce, or deliver for introduction, a biologic product into interstate commerce in such jurisdiction.

1.13
“Calendar Quarter” means each of the three (3) month periods ending March 31, June 30, September 30 and December 31; provided, however, that: (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first complete Calendar Quarter thereafter; and (b) the last Calendar Quarter shall extend from the beginning of the Calendar Quarter in which this Agreement expires or terminates until the effective date of such expiration or termination.

1.14
“cGMP” means current good manufacturing practices and standards in relation to the production of pharmaceutical intermediates and active pharmaceutical ingredients (as applicable) as provided for (and as amended from time to time) under the laws, rules or regulations of the applicable Governmental Authority in the country in which the relevant product is manufactured, which, with respect to the European Union, by the standards, rules, principles and guidelines set out in Directive 2001/83/EC (as amended by Directive 2004/27/EC), Directive 2003/94/EC and EudraLex - Volume 4 of the Rules Governing Medicinal Products in the European Union entitled “EU Guidelines to Good Manufacturing Practice Medicinal Products for Human and Veterinary Use” and, with respect to the U.S., is the current Good Manufacturing Practice Regulations to the U.S. Code of Federal Regulations Title 21 (21 CFR, Parts 210, 211, 314 and 600), in each case as applicable.

1.15
“Change of Control” means, with respect to a Party, (a) a merger or consolidation of such Party with a Third Party that results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent more than fifty percent (50%) of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation, or (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of more than fifty percent (50%) of the combined voting power of the outstanding securities of such Party, or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s business, in each case, other than in connection with the issuance or sale of equity securities for financing purposes.

1.16
“Clinical Study” or “Clinical Studies” means, respectively, a research study, or research studies, in humans that are (a) designed in accordance with international ethical and scientific quality standards for designing, conducting, recording, and reporting research studies involving investigational medicinal products for human use and that involve the participation of human subjects, which standards are established through Applicable Law, and (b) designed to generate clinical data and results regarding a biological molecule in support of Marketing Approval, including any translational research studies. Clinical Studies include, but are not limited to, any Phase 1 Clinical Study, Phase 2 Clinical Study, or Pivotal Clinical Study.

1.17	“CMC” means chemistry, manufacturing, and control.

1.18
“Commercialization” means any and all activities related to obtaining pricing and reimbursement approval, marketing, promoting, distributing, importing, exporting, offering for sale, having sold, selling, or conducting any other commercial exploitation activities relating to a Collaboration Product. For clarity, “Commercialize” has a correlative meaning.

1.19
“Commercialization Costs” means, with respect to a Collaboration Product, the out-of-pocket costs paid by a Party to a Third Party related to Commercialization and FTE Costs actually incurred, after the Effective Date, in connection with Commercialization of such Collaboration Product by or on behalf of a Party in accordance with the applicable Commercialization Plan and Commercialization Plan Budget, as determined from the books and records of the applicable Party and/or its Affiliates maintained in accordance with the Accounting Standards. For clarity, a Product’s Commercialization Costs includes the Cost of Goods Sold for such Collaboration Product. Commercialization Costs also include costs associated with Collaboration Product recalls and other field actions and other similar costs associated with the Commercialization of the Collaboration Products that may not be planned for in the Commercialization Plan or Commercialization Plan Budget.

1.20
“Commercially Reasonable Efforts” means, with respect to the performance of such activities (including those set forth in the applicable POC Plan, Therapeutic Development Plan or Commercialization Plan, as amended or implemented from time to time) as would reasonably and properly be expended by a Party using efforts and resources comparable to the efforts and resources that a similarly situated company in a similar industry and of similar size and resources to the relevant Party would typically devote in pursuing research and development of products at a similar stage in development or product life, taking into account the safety and efficacy, the product profile, the then current competitive environment for such product and the likely timing of such product’s entry into the market, the patent and other proprietary position of the product, the pricing and launching strategy for the respective product, the regulatory environment and status of such product, and other relevant scientific, technical and commercial factors commonly considered in similar circumstance. Commercially Reasonable Efforts shall be determined on a country-by-country (or region-by-region, where applicable) basis, as applicable.

1.21
“Competent Authority” means any regulatory agency, department, bureau, commission, council, or other governmental entity of (a) any country, territory, national, federal, state, provincial, county, city, or other political subdivision government, including the FDA, or (b) any supranational body (including the EMA), in any applicable jurisdiction in the world, involved in the granting of Regulatory Approval.

1.22
“Confidential Information” means all Know-How, which is generated by or on behalf of a Party under this Agreement or which one Party or any of its Affiliates or contractors has provided or otherwise made available to the other Party pursuant to this Agreement, where made available orally, in writing, or in electronic form, including (a) such Know-How comprising or relating to concepts, discoveries, Inventions, data, designs or formulae arising from this Agreement and (b) any unpublished patent applications disclosed hereunder. The existence and terms of this Agreement constitute Confidential Information of both of the Parties.

1.23
“Control” or “Controlled” means, with respect to any material, Know-How, or intellectual property right (including Patent Rights), that a Party: (a) owns; or (b) has a license to such material, Know-How, or intellectual property right and, in each case ((a) and (b)), has the power to grant to the other Party access, a license, or a sublicense (as applicable) to the same on the terms and conditions set forth in this Agreement without violating any obligations of the granting Party to a Third Party. Notwithstanding anything to the contrary in this Agreement, the following shall not be deemed to be Controlled by a Party: (i) any material, Know-How, or intellectual property right (including Patent Rights) owned or licensed by any Third Party acquirer of such Party immediately prior to the effective date of the Change of Control of such Party making such Third Party an acquirer; and (ii) any material, Know-How, or intellectual property right (including Patent Rights) that any Third Party acquirer subsequently develops without accessing or practicing the material, Know-How, or intellectual property right (including Patent Rights) Controlled by such Party immediately prior to the effective date of the Change of Control of such Party making such Third Party an acquirer.

1.24
“Cost of Goods Sold” means, with respect to a Collaboration Product, actual costs and expenses incurred by the Parties or their Affiliates allocable to the sourcing and Manufacture of such Collaboration Product; provided, however, that with respect to a Collaboration Product acquired by the Parties or their Affiliates from a Third Party, the Cost of Goods Sold for such Collaboration Product shall be deemed to be the amount actually paid therefor to such Third Party or incurred by the Parties or their Affiliates for such Collaboration Product, including the transfer price payable by the Parties or their Affiliates to such Third Party, and all out-of-pocket costs incurred by the Parties and their Affiliates for handling, intake, testing and holding and storing such Collaboration Product, including any special packaging expenses, taxes, inspection fees and other similar out-of-pocket charges applicable to the shipping and transport of such Collaboration Product purchase by the Parties or their Affiliates, in all cases for or allocable to such Collaboration Product in accordance with Accounting Standards.

1.25
“Critical Matter” means the following matters, to the extent they are within the scope of the JSC’s decision-making authority, (a) approval of a POC Plan and any material changes to a POC Plan; (b) a decision for a Collaboration Product that would cause the Shared Costs to exceed the then current approved Therapeutic Development Plan Budget for such Collaboration Product in excess of the threshold set forth in Section 4.2.2.4.2 (Overages); (c) approval of the protocol (and any substantive amendments thereto) for each clinical trial of the Collaboration Products; (d) approval of elements of the Commercialization Plan related to the price for a given Collaboration Product and whether to launch and the timing for launch of a Collaboration Product; and (e) the determination of whether POC or [***] has been attained (provided that such determination shall not be submitted to mediation until after the POC Determination Deadline); in each case, (a) through (e), except to the extent either Party is expressly granted final decision-making authority under this Agreement.

1.26	“CRO” means a contract research organization.

1.27
“Development” or “Develop” means, with respect to a Product, any and all pre-clinical, non-clinical and clinical research and development activities for such Product, and that are reasonably related to or leading to the development, preparation, and submission of data and information to a Competent Authority for the purpose of obtaining, supporting or expanding Marketing Approval or to the appropriate body for obtaining, supporting or expanding pricing approval, including all activities related to pharmacokinetic profiling, design and conduct of Clinical Studies, those Manufacturing related activities that support the Development of the applicable Product (such as process development, scale up, test method development, formulation development, delivery system development, quality control development, and validation) and CMC activities, medical affairs, regulatory affairs, statistical analysis, report writing, and regulatory filing creation and submission (including the services of outside advisors and consultants in connection therewith).

1.28
“Development Costs” means, with respect to a Product, all FTE Costs and out-of-pocket costs actually incurred by a Party to Third Parties (collectively) after the Effective Date in connection with the Development of such Product in accordance with the relevant POC Plan or Therapeutic Development Plan and POC Budget or Therapeutic Development Plan Budget, as determined from the books and records of the applicable Party and/or its Affiliates maintained in accordance with the Accounting Standards and each Party’s policies and practices as such may be modified from time to time. For clarity, Development Costs shall include all filing fees and expenses associated with regulatory submissions to a Governmental Authority for the Products. In the event that the Parties mutually agree in a POC Plan or Therapeutic Development Plan to conduct activities separately or in advance with respect to products incorporating the AskBio Core Technology or Selecta Core Technology, but not both together, in connection with, or in preparation for the Development of a Product, the FTE Costs and out-of-pocket costs associated with such activities shall nevertheless be included in Development Costs.

1.29	“Disclosing Party” means the Party disclosing Confidential Information to the other Party hereunder.

1.30	“EMA” means the European Medicines Agency or any successor entity thereto.

1.31
“European Union” or “EU” means the member states of the European Union as of the Effective Date (including for the avoidance of doubt, the United Kingdom), and such other countries as may become part of the European Union after the Effective Date. For clarity, to the extent the United Kingdom and/or any other member state of the European Union would not anymore be a member of the European Union after the Effective Date, it shall still be included in this definition of EU for the purposes of this Agreement.

1.32	“FDA” means the United States Food and Drug Administration or any successor entity thereto.

1.33
“FTE” shall mean, with respect to an applicable Product, a full-time equivalent person-year of work engaged in the direct performance of the applicable research, Development, Manufacturing, or Commercialization activities for such Product, determined using an 1,800-hour annual base. In no circumstance can the work of any given person in a given year exceed one (1) FTE. For clarity, indirect personnel (including supervisors and support functions such as legal, finance or business development) shall not constitute FTEs.

1.34
“FTE Costs” means, for a given period and with respect to an applicable Product, the product of (a) the total FTEs (proportionately, on a per-FTE basis) dedicated by a Party or its Affiliates in the particular period to the direct performance of the applicable Development, Manufacturing, or Commercialization activities allocated to such Party hereunder and that are reasonably allocable to such Product and (b) the applicable FTE Rate.

1.35
“FTE Rate” means, unless otherwise agreed between the Parties, a rate per FTE not to exceed [***] Dollars ($[***]) per hour. The FTE Rate is “fully burdened” and will cover employee salaries, benefits, and overhead for such facilities and equipment and other materials and services including ordinary laboratory and Manufacturing consumables procured from distributors of relevant products as they may use, to the extent allocable to such FTE. Commencing upon the first (1st) anniversary of the Effective Date and upon every anniversary thereafter, the FTE Rate will be adjusted in accordance with the percentage change over the applicable annual period in the Consumer Price Index (U.S. Bureau of Labor Statistics for all urban consumers, U.S. city average, all items).

1.36	“GCP” means Good Clinical Practices, including as set forth in 21 C.F.R., Parts 50 and 56.

1.37	“GLP” means Good Laboratory Practices, including as set forth in 21 C.F.R., Part 58.

1.38
“GLP Tox Study” means, a study conducted in a species using applicable regulatory good laboratory practices for the purposes of assessing the onset, severity, and duration of toxic effects and their dose dependency with the goal of establishing a safety profile required for a regulatory submission supporting the dosing of human subjects, as outlined in applicable FDA (or other Competent Authority) or ICH guidance.

1.39
“Governmental Authority” means any court, agency, department, authority (including any regulatory authority) or other instrumentality of any national, state, county, city or other political subdivision.

1.40	“ICH” means International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use

1.41
“IND” or “IND/IMPD” means (a) an Investigational New Drug Application as defined in the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et. seq. and applicable regulations promulgated thereunder by the FDA, (b) the Investigational Medicinal Product Dossier in the European Union, or (c) the equivalent application to the applicable Competent Authority in any other regulatory jurisdiction, and any amendments to the foregoing (a), (b) or (c), in each case, the filing of which is necessary to initiate or conduct clinical testing of an investigational drug or biological product in humans in such jurisdiction.

1.42
“Inventions” means any Know-How, composition of matter, article of manufacture or other subject matter, whether patentable or not, that is conceived or reduced to practice under and as a result of any work performed pursuant to a POC Plan or Therapeutic Development Plan or Commercialization Plan.

1.43	“Joint Patent Rights” means any and all Patent Rights that claim a Joint Invention.

1.44
“Know-How” means all technical information, know-how, data, inventions, discoveries, trade secrets, specifications, instructions, processes, formulae, methods, protocols, expertise and other technology, and all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data relevant to any of the foregoing. For clarity, Know-How excludes Patent Rights and materials.

1.45
“MAA” means a Marketing Authorization Application, in relation to any Collaboration Product, filed or to be filed with the FDA, EMA, or other Competent Authority, for authorization to place a medicinal product on the market in the United States, European Union or any other territory, including a BLA, or any equivalent application that is filed with the relevant Competent Authority in such country or regulatory jurisdiction.

1.46
“Manufacture” or “Manufacturing” means, with respect to a Product, all activities related to the manufacture of the Product, including, but not limited to, manufacturing supplies for Development or Commercialization, packaging, in-process and finished product testing, release of product or any component or ingredient thereof, quality assurance and quality control activities related to manufacturing and release of product, ongoing stability tests, storage, shipment, import and export as needed, improvement of production, improvement of manufacturing processes, and regulatory activities related to any of the foregoing.

1.47
“Marketing Approval” means all approvals, licenses, registrations or authorizations of the Competent Authorities in a country, necessary for the commercial marketing and sale of a Product in such country, including (a) the approval of a MAA or a BLA, and (b) a determination or decision establishing prices for a Product that can be charged or reimbursed in regulatory jurisdictions where the applicable Competent Authorities approve or determine the price or reimbursement of pharmaceutical products.

1.48
“[***]” means the determination by the JSC, based on the results of the POC Studies with respect to [***] (and such other studies deemed reasonably necessary by the Parties following completion of the POC Studies with respect to the [***], including in response to input from Regulatory Authorities, and set forth in the POC Plans), that the use of ImmTOR in conjunction with AAV capsids using the AskBio Core Technology or other AAV capsids as mutually agreed by both Parties can serve to mitigate the formation of neutralizing anti-AAV capsid antibodies in [***].

1.49	“Net Profits” means, with respect to a Calendar Quarter and a Collaboration Product, Net Sales for such Collaboration Product less Shared Costs for such Collaboration Product.

1.50
“Net Sales” means the gross amount invoiced with respect to the sale of Collaboration Products, less the following deductions solely to the extent such deduction: (a) is reasonable and customary, (b) is included in the gross invoiced sales price for such Collaboration Product or otherwise directly paid or actually incurred by the seller with respect to the sale of such Collaboration Product, (c) is applicable and in accordance with standard allocation procedures, (d) has not already been deducted or excluded, (e) is incurred in the ordinary course of business in type and amount consistent with good industry practice, and (f) is determined in accordance with, and as recorded in revenues under GAAP (“Permitted Deductions”):

1.50.1	trade, cash, and credit allowances for such Collaboration Product; price reductions (retroactive or otherwise);

1.50.2
any tax, tariff, duty (including custom duty) or other governmental charge (such as excise, sales or use taxes or value added tax), levied on the sale, transportation or delivery of such Collaboration Product;

1.50.3	customary freight, insurance, packing costs and other transportation charges added to the sales price that are incurred in delivering such Collaboration Product;

1.50.4
amounts repaid or credits taken by reason of rejections, defects, or returns of such Collaboration Product or because of retroactive price reductions, or due to recalls or rebates required by Applicable Laws; and

1.50.5
any fees for services provided by wholesalers and warehousing chains related to the distribution of such Collaboration Product and the portion of administrative fees paid during the relevant time period to group purchasing organizations, pharmaceutical benefit managers and/or Medicare Prescription Drug Plans relating specifically to such Collaboration Product.
“Net Sales” shall not include any consideration received with respect to a sale, use or other disposition of any Collaboration Product in a country for purposes of conducting Clinical Studies in the course of Development of the Collaboration Product in accordance with this Agreement or as samples (reasonable in number), for compassionate use, or for other pre‑clinical, clinical, or regulatory purposes, in each case to the extent such Collaboration Product is sold at or below cost.

1.51
“Other Joint Venture” means any joint venture entity formed by AskBio, or in which AskBio otherwise holds at least a fifty percent (50%) ownership issue, which does not develop or commercialize AAV Products for use in Collaboration Indications, by targeting the gene specified in Schedule 4.1 for such Collaboration Indication, and with respect to each [***] utilizing the associated Approach specified in Schedule 4.1.

1.52
“Patent Rights” means any and all issued patents and pending patent applications (which, for purposes of this Agreement, include certificates of invention, applications for certificates of invention and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, continued prosecution applications including requests for continued examination, divisional applications and renewals, and all letters patent or certificates of invention granted thereon, and all reissues, reexaminations, extensions (including pediatric exclusivity patent extensions), term restorations, renewals, substitutions, confirmations, registrations, revalidations, revisions and additions of or to any of the foregoing, in each case, in any country or jurisdiction.

1.53
“Phase 1 Clinical Study” means a clinical study of a product in human subjects which provides for the first introduction into humans of a product, conducted in healthy volunteers or patients to obtain information on product safety, tolerability, pharmacological activity, or pharmacokinetics, as described in 21 C.F.R. § 312.21(a) (or the non-United States equivalent thereof), and may also include a Phase 1 Clinical Study Expansion Cohort.

1.54
“Phase 1 Clinical Study Expansion Cohort” means the expansion of a Phase 1 Clinical Study to include additional patient(s) following the selection of a dose during the dose escalation part of the Phase 1 Clinical Study (such as a maximum tolerated dose).

1.55
“Phase 2 Clinical Study”, “Phase 2a Clinical Study” or “Phase 2b Clinical Study” means a clinical study of a product that is prospectively designed to establish the safety, dose ranging and efficacy of a product as further defined in 21 C.F.R. § 312.21(b) (or the non-United States equivalent thereof).

1.56
“Pivotal Clinical Study” means a clinical study of a product that is designed to generate statistically significant evidence of the efficacy of a product for a particular indication or use (as well as additional safety information) and that is intended to form the primary scientific support for filing a BLA to obtain Marketing Approval to market the product (or any MAA for the non-United States equivalent thereof).

1.57
“POC” means, through the conduct of the POC Studies, the determination in human clinical studies that the use of ImmTOR in conjunction with (a) AAV [***] or (b) [***] as mutually agreed by both Parties for the treatment of Methylmalonic Acidemia (MMA), based on Selecta’s product candidate SEL-302, in each case, (a) and (b), using both the Selecta Core Technology and the AskBio Core Technology, serves to mitigate the formation of neutralizing anti-AAV capsid antibodies; provided, however, that if the FDA does not approve the conduct of the POC Studies with respect to the [***] or otherwise withdraws such approval, then POC shall also mean, through the conduct of other studies mutually agreed to by the Parties, the determination in human clinical studies that the use of ImmTOR serves to mitigate the formation of neutralizing anti-AAV capsid antibodies. For clarification, the Parties may elect to conduct the POC Studies in territories outside of the United States.

1.58	“Profit Share” means Net Profits multiplied by the Profit Share Percentage.

1.59	“Recipient” means the Party receiving Confidential Information hereunder.

1.60
“Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations by a Competent Authority necessary for the Development activities (including any IND/IMPD approval), Manufacturing activities or Commercialization activities (including, where applicable, Marketing Approval, pricing, labeling and reimbursement determinations or approvals).

1.61
“Selecta Background Technology” means all Patent Rights and Know-How: (a) in existence and owned or otherwise Controlled by Selecta or any of its Affiliates as of the Effective Date; or (b) that are created or obtained outside the scope of this Agreement and are owned or otherwise Controlled by Selecta or any of its Affiliates after the Effective Date.

1.62
“Selecta Core Technology” means all Selecta Background Technology pertaining to ImmTOR. For the avoidance of doubt, Selecta Core Technology includes, but is not limited to, the Patent Rights listed in Schedule 1.62.

1.63
“Selecta Licensed Patent Rights” means any and all Patent Rights licensed by Selecta to AskBio under the Selecta Research License or the Selecta Collaboration Product License, other than Joint Patent Rights.

1.64	“Selecta Patent Rights” means any and all Patent Rights that claim a Selecta Invention.

1.65
“Shared Costs” means, with respect to a Collaboration Product, (a) Development Costs incurred pursuant to the applicable Therapeutic Development Plan, (b) Cost of Goods Sold for such Collaboration Product Manufactured for purposes of Developing such Collaboration Product in accordance with the relevant Therapeutic Development Plan and Commercializing such Collaboration Product in accordance with the applicable Commercialization Plan, (c) Commercialization Costs, and (d) any Third Party Intellectual Property Payments.

1.66	“Third Party” means any person or entity other than AskBio or Selecta or an Affiliate of AskBio or Selecta.

1.67
“Third Party Intellectual Property Payments” means, with respect to a Collaboration Product, any royalties, license fees, maintenance fees or other monetary payments made by a Party or its Affiliates to any Third Party in consideration of a license(s) under Patent Rights or Know-How or other intellectual property rights that are owned or Controlled by such Third Party, where such license is included in the Therapeutic Development Plan or otherwise determined by the JSC to be necessary to Develop, Manufacture or Commercialize such Collaboration Product without infringing such Third Party’s Patent Rights, Know-How or other intellectual property rights, but in all cases, excluding all monetary payments owed by the Parties or their Affiliates to a Third Party in consideration of such license(s) to the extent such license is under intellectual property rights (including Patent Rights) owned or Controlled by a Third Party that were valid and enforceable as of the Effective Date and would be infringed or misappropriated by either Party’s use or practice of the AskBio Core Technology or the Selecta Core Technology, as it existed as of the Effective Date, in accordance with the Research Licenses or the Collaboration Product Licenses; provided that any such licenses obtained (a) by Selecta or its Affiliates with respect to the AskBio Core Technology or (b) by AskBio or its Affiliates with respect to the Selected Core Technology, shall require approval by the JSC prior to execution.

1.68	Additional Definitions. Each of the following definitions is set forth in the section of this Agreement as indicated below.

Definition	Section	Definition	Section
AskBio	Preamble	Collaboration	4.1
AskBio Collaboration Product License	8.1.3.1.2	Collaboration Indication	4.1
		Collaboration Product Licenses	8.1.3.1.2
AskBio Improvements	8.2.1	Collaboration Products	4.1
AskBio Indemnified Party	10.2	Collaboration Start Date	3.8
AskBio Inventions	8.2.2	Commercialization Lead Party	4.2.5
AskBio Research License	8.1.2	Commercialization Plan	4.2.5
Clinical Feasibility Activities	3.6.1.1	Commercialization Plan Budget	4.2.5
Clinical Feasibility Budget	3.6.1.2	Committees	5.1.2
Clinical Feasibility Plan	3.6.1.1	Deadlocked Matter	5.1.4
Clinical Feasibility Plan Timeline	3.6.1.1	Definitive JV Agreements	4.2.8.1
		Effective Date	Preamble
Code	11.8	[***]	[***]

Definition	Section	Definition	Section
Enforcement Notice	8.4.1	Opting Out Party	6.3.2
Enforcing Party	8.4.2	Opt-Out Option	6.3.1
Failed Indication	11.5	Parties	Preamble
FCPA	13.18	Partnering Notice	4.2.8.2
Final Clinical Feasibility Report	3.6.2.1	Party	Preamble
Final POC Trial Report	3.6.2.1	Patent Prosecution and Enforcement Committee	5.2.1
Final Pre-Clinical Report	3.5.2.2
ImmTOR	Recitals	Permitted Deductions	1.50
IND Enabling Studies	3.5.1.1	Pharmacovigilance Agreement	4.2.3.7
Indemnified Party	10.3.1	POC Budget	3.6.1.2
Indemnifying Party	10.3.1	POC Candidate(s)	3.1
Initial POC Trial Report	3.6.2.1	POC Clinical Trials	3.5.1.1
JAMS	12.4	POC Cost Report	3.4
JCC	5.2.3	POC Costs	3.3
JDC	5.2.2	POC Determination Deadline	3.7.3
JFC	5.2.4	POC Notice	3.8
Joint Commercialization Committee	5.2.3	POC Plans	3.6.1.1
		POC Studies	3.1
Joint Development Committee	5.2.2	POC Trial Reports	3.6.2.1
Joint Finance Committee	5.2.4	Potential Partnership	4.2.8.2
Joint Improvements	8.2.1	PPEC	5.2.1
Joint Inventions	8.2.2	Pre-Clinical Plan	3.5.1.1
Joint Patent Right Infringement	8.4.1	Pre-Clinical Plan Budget	3.5.1.3
Joint Steering Committee	5.1.1	Pre-Clinical Plan Timeline	3.5.1.2
Joint Venture	Recitals	Preliminary Pre-Clinical Report	3.5.2.1
JSC	5.1.1	Preparing Party	6.2.3
JSC Co-Chairs	5.1.2	Product	3.1
JV	Recitals	Profit Share Percentage	6.2.1
KOL	4.2.3.1	Proposed Study(ies)	4.2.2.5
Licensed Patent Right Infringement	8.4.1	Proposing Party	4.2.2.5
		Prosecuting Party	8.3.3.6
[***]	[***]	Publications Policy	7.4
Losses	10.1	Reconciliation Report	6.2.3
[***]	[***]	Regulatory Lead Party	4.2.3.1
Non-Proposing Party	4.2.2.5

Definition	Section	Definition	Section
Representatives	7.1	Subcommittee	5.1.2
Research Licenses	8.1.2	Summary Statement	6.2.2
Rules	12.4	Term	11.1
Selecta	Preamble	Therapeutic Development Plan	4.2.2.1
Selecta Collaboration Product License	8.1.3.1.1	Therapeutic Development Plan Budget	4.2.2.1
Selecta Improvements	8.2.1	Therapeutic Development Plan Timeline	4.2.2.1
Selecta Indemnified Party	10.1
Selecta Inventions	8.2.2	Therapeutic POC Candidate	3.1
Selecta Research License	8.1.2	Third Party Claims	10.1
Study Data	4.2.3.2	Viralgen	1.4
Study Results	3.7.2	Withholding Party	6.5
		Working Group	5.3
ARTICLE 2.
COLLABORATION OVERVIEW
Subject to the terms and conditions of this Agreement, the Parties will conduct the POC Studies (as defined below) and undertake the related activities set forth in Article 3 in furtherance of seeking to determine whether POC is met. If POC is achieved, or the Parties mutually agree, the Parties will thereafter collaborate in the development and commercialization of certain AAV-mediated therapeutics which use ImmTOR and other Selecta Core Technology in combination with the AskBio Core Technology. Such further development and commercialization will be conducted pursuant to the terms and conditions of this Agreement unless, following attainment of POC, the Parties elect to conduct their collaboration through a separate entity and form a Joint Venture or pursuant to another structure mutually agreed by the Parties.
ARTICLE 3.
FEASIBILITY POC

3.1
Overview.  In order to demonstrate POC, the Parties will conduct certain IND Enabling Studies and POC Clinical Trials of certain AAV-mediated therapeutics which use Selecta Core Technology in combination with the AskBio Core Technology (each such therapeutic, a “Product”), as set forth in the applicable POC Plan and in further detail below in this Article 3. Such IND Enabling Studies and POC Clinical Trials may be referred to herein, individually or collectively, as the “POC Studies”. The POC Studies will be conducted with respect to: (a) a Product consisting of [***] developed using the AskBio Core Technology and powered by ImmTOR [***]; and (b) a Product intended for the treatment of Methylmalonic Acidemia (MMA), based on Selecta’s product candidate SEL-302 in an [***] as mutually agreed by both

Parties (the “Therapeutic POC Candidate”). The [***] and Therapeutic POC Candidate may be referred to herein, individually or collectively, as the “POC Candidate(s)”.

3.2
Manufacturing.  Selecta shall be responsible for, and shall use Commercially Reasonable Efforts to conduct, the manufacture and supply of ImmTOR and all other Selecta Core Technology, necessary or useful for the conduct of the POC Studies, in accordance with the applicable POC Plan. Similarly, AskBio shall be responsible for, and shall use Commercially Reasonable Efforts to conduct, the manufacture and supply of AAV capsids and all other AskBio Core Technology necessary or useful for the conduct of the POC Studies, in accordance with the applicable POC Plan. For clarity, such supply by each Party shall include, without limitation, supplying ImmTOR and AAV capsids to the applicable CRO for purposes of conducting any studies included in the Pre-Clinical Plan. Each Party shall conduct its manufacturing and supply activities pursuant to this Section 3.2 in accordance with Applicable Law (including cGMPs for all clinical supply) and this Agreement.

3.3
POC Costs.  Each Party shall bear its own costs for the [***] activities conducted pursuant to the Pre-Clinical Plans (other than [***]), including such costs associated with the IND Enabling Studies, unless otherwise explicitly agreed in writing. All other Development Costs and Cost of Goods Sold for POC Candidate activities conducted pursuant to the POC Plans that are set forth in the applicable POC Budget, including such costs associated with the POC Studies, (collectively, the “POC Costs”) shall be shared equally by the Parties, unless otherwise explicitly agreed in writing. The POC Costs shall be reported and trued up in accordance with Section 3.4.

3.4
Reporting and POC Cost Sharing.  In addition to any reporting requirements set forth elsewhere in this Agreement or the POC Plans, each Party will report to the other Party, within thirty (30) days of the end of each calendar month, a summary of its progress under each POC Plan, as well as an itemization of its POC Costs incurred during such calendar quarter under each of the Pre-Clinical Plan and the Clinical Feasibility Plan for each Therapeutic POC Candidate (each, a “POC Cost Report”). Within thirty (30) days after provision of the last POC Cost Report for the Pre-Clinical Plan, AskBio shall reconcile all such POC Cost Reports and issue to Selecta a statement of any amounts owed by a Party to the other Party to ensure that the Parties have shared the POC Costs from the Pre-Clinical Plan equally. Within thirty (30) days of the provision of such statement, the Party owing pre-clinical POC Cost amounts to the other Party shall pay such amounts. Similarly, within thirty (30) days after provision of the last POC Cost Report for the Clinical Feasibility Plan, AskBio shall reconcile all such POC Cost Reports and issue to Selecta a statement of any amounts owed by a Party to ensure that the Parties have shared the POC Costs from the Clinical Feasibility Plan equally. Within thirty (30) days of the provision of such statement, the Party owing clinical POC Cost amounts to the other Party shall pay such amounts.

3.5	Pre-Clinical Feasibility Activities

3.5.1	Pre-Clinical Plan.

3.5.1.1
Within sixty (60) days following the Effective Date of this Agreement, the JSC will develop a plan (the “Pre-Clinical Plan”), based on a preliminary plan attached hereto as Schedule 3.5.1.1, setting forth all of the pre-clinical tests, studies and activities to be conducted by each Party (the “IND Enabling Studies”) to support the filing of an IND for a Clinical Study of the [***] and an IND for a Phase 1 Clinical Study of the Therapeutic POC Candidate selected by the Parties (as set forth in more detail in the Clinical Feasibility Plan, the “POC Clinical Trials”), for approval by the JSC. The purpose of the IND Enabling Studies is to enable the filing of an IND to conduct certain Clinical Studies (as described above) to test POC. Such Pre-Clinical Plan may include pharmacology studies and GLP Tox Studies deemed necessary to support an IND filing, subject to further guidance from the FDA. All modifications to the Pre-Clinical Plan, including the Pre-Clinical Plan Timeline and Pre-Clinical Plan Budget, shall be subject to approval in writing by the JSC.

3.5.1.2
The Pre-Clinical Plan shall set forth a timeline for the conduct of activities thereunder (the “Pre-Clinical Plan Timeline”). Without limiting the foregoing, the Pre-Clinical Plan will include good faith estimates for critical development milestones for each POC Candidate, such as completion of the GLP Tox Study, manufacturing of pre-clinical materials under cGMP, and preparation of documentation for submission of an IND (e.g., toxicity, CMC, and initial stability). Subject to further guidance from the FDA, the IND Enabling Studies may include pharmacology studies and GLP Tox Studies deemed necessary to support an IND filing.

3.5.1.3	As part of the Pre-Clinical Plan, the Parties shall agree upon a budget for performance of the Pre-Clinical Plan, including performance of the IND Enabling Studies (the “Pre-Clinical Plan Budget”).

3.5.1.4
Each Party shall cooperate with the other Party in the determination of the IND Enabling Studies and finalization of the Pre-Clinical Plan, including by participating in related discussions with the Competent Authorities. AskBio shall lead all discussions with the Competent Authorities regarding the Pre-Clinical Plan, provided, however, that Selecta shall have the right to actively participate in any interactions with such Competent Authorities and shall have ultimate decision-making authority with respect to any communications with, or submissions to, such Competent Authorities that relate primarily to Selecta Background Technology. To facilitate the foregoing, AskBio shall provide prompt prior written notice to Selecta, and in any case no less than fifteen (15) days prior to such interactions (to the extent practicable), in order to provide Selecta sufficient time to prepare to participate in such interactions or to revise such communications or submissions. AskBio shall have ultimate decision-making authority with respect to any communications with, or submissions to, such Competent Authorities regarding the Pre-Clinical Plan that relate primarily to any matter other than Selecta Background Technology. All disputes regarding the content of the Pre-Clinical Plan shall be resolved by the JSC.

3.5.1.5
Each Party shall use Commercially Reasonable Efforts to perform the activities allocated to it in the Pre-Clinical Plan, in accordance with the Pre-Clinical Plan Timeline, the Pre-Clinical Plan Budget and this Agreement. Except for the manufacture and supply of ImmTOR and other necessary Selecta Core Technology, and subject to the foregoing sentence, AskBio shall conduct and complete all IND Enabling Studies set forth in the Pre-Clinical Plan. Notwithstanding the foregoing, AskBio may, at its sole discretion, elect to have selected IND Enabling Studies performed by its Affiliates and/or subcontract standard tasks and services to Third Party providers of such services, including, without limitation, CROs and other subcontractors; provided that AskBio shall be and remain responsible for ensuring that the performance of all such IND Enabling Studies by its Affiliates or such Third Parties complies with the terms of this Agreement and Applicable Law, and in no event shall any such delegation or subcontract release AskBio from any of its obligations under this Agreement. The Parties agree that any Third Party CRO contracted to conduct any pharmacology studies or GLP Tox Studies in accordance with the Pre-Clinical Plan will use materials provided by Selecta and AskBio, and that such Third Party CRO shall be selected and engaged by AskBio.

3.5.2	Pre-Clinical Studies Reporting Requirements

3.5.2.1
Within thirty (30) days after completion of any studies set forth in the Pre-Clinical Plan, and at such earlier time points mutually agreed upon by the Parties in the Pre-Clinical Plan or otherwise through the JSC, AskBio shall provide Selecta with a written progress report which shall describe the activities under the IND Enabling Studies that AskBio has performed to date, all results generated to date, and evaluate the work performed in relation to the goals of the Pre-Clinical Plan and the POC Studies (the “Preliminary Pre-Clinical Report”). Upon Selecta’s request, AskBio shall promptly provide any data, results or reports generated, prepared or received in the performance of the Pre-Clinical Plan or POC Studies.

3.5.2.2
Within thirty (30) days after completion of the Pre-Clinical Plan, AskBio shall provide Selecta with a final written report which shall describe the activities under the Pre-Clinical Plan that AskBio performed, the results of those activities, and an evaluation of the work performed in relation to the Pre-Clinical Plan goals and the POC Studies (the “Final Pre-Clinical Report”). Within thirty (30) days of Selecta’s receipt of the Final Pre-Clinical Report, the Parties shall meet, at such time and place as the Parties may agree, to review the Final Pre-Clinical Report, including the results of the Pre-Clinical Plan contained therein. Upon Selecta’s request, AskBio shall promptly provide any data, results or reports generated, prepared or received in the performance of the Pre-Clinical Plan or POC Studies.

3.5.2.3
In addition to the written reports specified in Section 3.5.2.1 and Section 3.5.2.2 above, the Parties shall provide such other information as may be reasonably requested by the other Party or the JSC relating to the Pre-Clinical Plan from time to time.

3.5.3
Pre-Clinical Performance Representations, Warranties and Covenants.  Each Party represents, warrants and covenants that it shall perform its assigned activities under the Pre-Clinical Plan in good scientific manner and in compliance in all material respects with all Applicable Laws and good, professional clinical and laboratory practices and under such regulatory standards (for example GCP, GLP or cGMP) as shall be specified in the Pre-Clinical Plan, and shall endeavor to achieve the objectives of the Pre-Clinical Plan efficiently and expeditiously. Moreover, each Party shall proceed diligently with the IND Enabling Studies by allocating sufficient time, effort, equipment, and skilled personnel to complete the IND Enabling Studies successfully and promptly. Notwithstanding the foregoing, the Parties acknowledge and agree that there can be no assurances that the objectives of the Pre-Clinical Plan can be achieved, or that they can be achieved in accordance with the Pre-Clinical Plan Timeline.

3.5.4
[***].  If, based on the results of the POC Studies with respect to the [***], the JSC determines that [***] has not been obtained, or if the Parties otherwise determine that additional data would be beneficial in obtaining [***], the Parties may include in the POC Plans and associated budgets additional pre-clinical and clinical activities determined by the Parties to be reasonably necessary to achieve [***]. The Parties shall share the Development Costs associated therewith equally and will use Commercially Reasonable Efforts to complete such activities in accordance with the applicable timelines set forth in the POC Plans. Upon completion of such activities the JSC will promptly determine whether [***] has been achieved and provide the Parties with notice of such determination.

3.6	Clinical POC Activities

3.6.1	Clinical Feasibility Plan

3.6.1.1	Within sixty (60) days of completion of the Pre-Clinical Plan, the JSC shall develop a written plan (the “Clinical Feasibility Plan” and, together with the Pre-Clinical Plan, the “POC Plans”) that sets forth (a) activities that are necessary or desirable to enable the Parties to commence and complete the POC Clinical Trials for the attainment of POC (the “Clinical Feasibility Activities”), (b) the Party responsible for performing each Clinical Feasibility Activity, and (c) an estimated timeline for completion of critical Clinical Feasibility Activities (the “Clinical Feasibility Plan Timeline”). The Clinical Feasibility Plan shall be subject to the approval of the JSC. In the event of any dispute between the Parties with respect to the contents of the Clinical Feasibility Plan, such dispute will be submitted to the JSC and resolved by the JSC in accordance with Section 5.1. The Clinical Feasibility Plan, including the Clinical Feasibility Plan Timeline and Clinical Feasibility Budget, may be amended from time to time by the JSC in accordance with Section 5.1.

3.6.1.2
As part of the Clinical Feasibility Plan, the Parties shall agree upon a budget for performance of the Clinical Feasibility Plan, including performance of the Clinical Feasibility Activities (the “Clinical Feasibility Budget” and, together with the Pre-Clinical Plan Budget, the “POC Budget”).

3.6.1.3
The Clinical Feasibility Plan shall allocate to AskBio the responsibility to obtain the IND for, and conduct, each POC Clinical Trial contemplated in the Clinical Feasibility Plan. Accordingly, AskBio, as IND holder, shall be the sponsor of the applicable POC Clinical Trial conducted in connection with the Clinical Feasibility Plan, provided, however, that Selecta shall have the right to actively participate in any interactions with any Competent Authorities and shall have ultimate decision-making authority with respect to any communications with, or submissions to, such Competent Authorities that relate primarily to Selecta Background Technology. To facilitate the foregoing, AskBio shall provide prompt prior written notice to Selecta, and in any case no less than fifteen (15) days prior to such interactions (to the extent practicable), in order to provide Selecta sufficient time to prepare to participate in such interactions or to revise such communications or submissions. AskBio shall have ultimate decision-making authority with respect to any communications with, or submissions to, such Competent Authorities regarding the Clinical Feasibility Plan that relate primarily to any matter other than Selecta Background Technology. AskBio may engage the services of one or more reputable Third Party CROs and transfer regulatory obligations to such CROs as is reasonable and customary in furtherance of the conduct of the applicable Clinical Study(ies).

3.6.1.4	Each of AskBio and Selecta shall use Commercially Reasonable Efforts to conduct and complete all tests, studies and other activities for which it is assigned responsibility in the Clinical Feasibility Plan; provided that each Party may, at its sole discretion, elect to have certain Clinical Feasibility Activities allocated to it under the Clinical Feasibility Plan be performed by its Affiliates and further may subcontract standard tasks and services to Third Party providers of such services; and provided further that each Party shall be responsible for ensuring that the performance of all Clinical Feasibility Activities by its Affiliates or Third Parties complies with the terms of this Agreement and Applicable Law, and in no event shall any such delegation or subcontract release the delegating Party from any of its obligations under this Agreement.

3.6.1.5
Each of AskBio and Selecta represents, warrants and covenants that it shall perform the Clinical Feasibility Activities for which it is assigned responsibility in the Clinical Feasibility Plan in good scientific manner and in compliance in all material respects with all requirements of Applicable Laws and good, professional clinical and laboratory practices and under such regulatory standards (for example GCP, GLP or cGMP) as shall be specified in the Clinical Feasibility Plan, and shall endeavor to achieve the objectives of the Clinical Feasibility Plan efficiently and expeditiously. Moreover, each of AskBio and Selecta shall proceed diligently with the Clinical Feasibility Plan by promptly allocating sufficient time, effort, equipment, and skilled personnel to complete the Clinical Feasibility Activities for which it is assigned responsibility.

3.6.2	Reporting Requirements

3.6.2.1
Within thirty (30) days after completion of any studies set forth in the Clinical Feasibility Plan, and at such earlier time points mutually agreed upon by the Parties in the Clinical Feasibility Plan or otherwise through the JSC, AskBio shall provide Selecta with a written progress report which shall describe the activities under the Clinical Feasibility Plan that AskBio has performed to date and evaluate the work performed in relation to the goals of the Clinical Feasibility Plan. AskBio shall provide Selecta with an initial report of the results of such POC Clinical Trial, including top-line data (“Initial POC Trial Report”), within fifteen (15) days after completion of each POC Clinical Trial, and a final report of the results of such POC Clinical Trial within thirty (30) days of completion of each POC Clinical Trial (“Final POC Trial Report” and, together with the Initial POC Trial Report, the “POC Trial Reports”). Within sixty (60) days after completion of the Clinical Feasibility Plan and receipt of all POC Trial Reports, AskBio shall provide to Selecta a written report, which shall describe the Clinical Feasibility Activities performed, evaluate the work performed in relation to the goals of the Clinical Feasibility Plan, and provide such other information as may be reasonably requested by Selecta with respect to the Clinical Feasibility Activities (the “Final Clinical Feasibility Report”). Within thirty (30) days of Selecta’s receipt of the Final Clinical Feasibility Report, the Parties shall meet, at such time and place as the Parties may agree, to review the Final Clinical Feasibility Report, including the results of the Clinical Feasibility Plan contained therein.

3.6.2.2
In addition to the written reports specified in Section 3.6.2.1 above, the Parties shall provide such other information as may be reasonably requested by the other Party or the JSC relating to the Clinical Feasibility Plan from time to time.

3.7	Feasibility Study Results

3.7.1
Regulatory Records.  Each Party shall maintain records of all IND Enabling Studies and Clinical Feasibility Activities conducted by it in sufficient detail and in good scientific manner in form and substance (including data being provided in a readily usable and appropriate format) appropriate for all patent and regulatory purposes (including, without limitation, Marketing Approval, pricing, and reimbursement purposes), which shall be substantially complete and materially accurate and shall reflect all work done and results achieved in the performance of the IND Enabling Studies and Clinical Feasibility Activities by or on behalf of such Party, and which shall be retained by such Party during the term of this Agreement and for at least five (5) years thereafter, or for such longer period as may be required by Applicable Law. The other Party shall have the right, during normal business hours and upon reasonable notice, to inspect and copy any such records maintained by the other Party for legitimate business purposes.

3.7.2
Study Results.  All data, reports, and other information (excluding patentable Inventions, which are subject to Article 8 below) generated by the Parties during performance of the IND Enabling Studies or the POC Clinical Trials (the “Study Results”) shall be jointly owned by the Parties. Each Party hereby grants to the other Party the right to reference and use for all lawful purposes all Study Results effective after delivery of the Final Clinical Feasibility Report; provided that, prior to delivery of the Final Clinical Feasibility Report, neither Party may use the Study Results to, directly or indirectly, develop, manufacture or commercialize (or aid in such activities) any product with or for a Third Party outside of this Agreement. For clarity, prior to delivery of the Final Clinical Feasibility Report, neither Party shall use the Study Results, except for research, Development, Manufacture or Commercialization of POC Candidates or in connection with deciding whether to proceed with the Collaboration prior to achievement of POC. Notwithstanding anything to the contrary in this Section 3.7.2, (a) AskBio may use any Study Results (i) comprising safety data solely with respect to AskBio Core Technology as is reasonably necessary to satisfy its regulatory obligations with respect thereto, and (ii) after delivery of the Final Clinical Feasibility Report to secure equity or debt financing for its activities under this Agreement, including sharing such Study Results with Third Parties in order to secure such financing, in each case, as long as such Third Parties are under written obligations of confidentiality, non-disclosure and non-use consistent with this Agreement and (b) Selecta may use any Study Results (i) comprising safety data solely with respect to Selecta Core Technology as is reasonably necessary to satisfy its regulatory obligations with respect thereto, and (ii) after delivery of the Final Clinical Feasibility Report to secure equity or debt financing for its activities under this Agreement, including sharing such Study Results with Third Parties in order to secure such financing, in each case, as long as such Third Parties are under written obligations of confidentiality, non-disclosure and non-use consistent with this Agreement. Neither Party shall publish the Study Results without the express written consent of the other Party (which consent shall not be unreasonably withheld, conditioned, or delayed). Each Party shall promptly provide the other Party with accurate copies of all Study Results. Neither Party shall withhold any Study Results from the other Party.

3.7.3
Analysis of Feasibility Study.  Upon completion of the Clinical Feasibility Plan, the Parties through the JSC shall review the Study Results to determine if POC was successfully attained. The JSC shall use Commercially Reasonable Efforts to make such assessment within sixty (60) days following Selecta’s receipt of the Final Clinical Feasibility Report, or such longer period as may be agreed by the Parties in writing (“POC Determination Deadline”).

3.8
Election to Co-Develop Products.  Based on the results of the POC Studies with respect to the [***], the Parties may mutually agree in writing to proceed with the Collaboration. In the event that the JSC determines that POC is attained [***], it shall send written notice (the “POC Notice”) to each of the Parties stating such determination and the basis therefor prior to the expiration of the POC Determination Deadline. If the JSC determines that POC is not achieved, then this Agreement shall terminate on the POC Determination Deadline, unless the Parties mutually agree in writing to proceed with the Collaboration. Upon receipt of the POC Notice or upon a mutual agreement in writing to proceed with the Collaboration (the date of receipt of such POC Notice or the execution of such mutual agreement in writing to proceed with the Collaboration, the “Collaboration Start Date”), the Parties will collaborate in the Development and Commercialization of the Collaboration Products in accordance with Article 4 below.

ARTICLE 4.
COLLABORATION

4.1
Scope.  Following the Collaboration Start Date, the Parties shall pursue the Development and Commercialization of Products intended for use to treat [***], targeting a specific gene, listed in Schedule 4.1 (each, a “[***]”), and following determination by the JSC that [***] has been attained, the Parties shall pursue the Development and Commercialization of Products intended for use to treat [***], targeting a specific gene, listed in Schedule 4.1 (each, a “[***],” and together with the [***], the “Collaboration Indications”). For clarification, (a) each Collaboration Indication listed in Schedule 4.1 includes the specific gene listed in Schedule 4.1 alongside such Collaboration Indication, and in the case of each [***], includes the specific Approach listed in Schedule 4.1 alongside such [***] and (b) Schedule 4.1 is intended to only be a preliminary list of Collaboration Indications, and the Parties shall, within sixty (60) days of the Effective Date, meet and finalize the list of Collaboration Indications (including associated genes and Approaches, as applicable), which updated list shall replace Schedule 4.1 hereto. For clarity, within such sixty (60) day period, the Parties shall determine the order in which the Parties should commence activities under any Therapeutic Development Plan with respect to the [***] and [***] that are Collaboration Indications. If the JDC cannot reach such determination within such sixty (60) day period, then the order in which the Collaboration Indications will be developed shall be determined as follows: [***]. Products targeting the gene specified in Schedule 4.1 and intended for use to treat such Collaboration Indication, and with respect to each [***] utilizing the associated Approach specified in Schedule 4.1, shall be “Collaboration Products” and the Parties’ Development, Manufacturing and Commercialization activities under this Agreement with respect to such Collaboration Indication and Collaboration Products may be referred to as the “Collaboration.” Notwithstanding anything herein to the contrary, if POC is achieved for MMA, such indication may also be a Collaboration Indication for purposes of this Agreement if included in Schedule 4.1, but shall not count toward the total number of Collaboration Indications permitted in the first sentence of this Section 4.1.

4.2	Collaboration Indications

4.2.1
Scope.  The Parties shall be jointly responsible for the research and Development of each Collaboration Product Developed hereunder in accordance with the applicable Therapeutic Development Plan unless and until, where applicable, a Party exercises an Opt-Out Option as described below with respect to the Collaboration Indication for which such Collaboration Product is being Developed. The Parties shall be jointly responsible for all Shared Costs associated with the Development, Manufacture, and Commercialization of Collaboration Products, subject to the cost sharing provisions for a Collaboration Product which is subject to the exercise of an Opt-Out Option. In the event that a Party exercises an Opt-Out Option for a Collaboration Indication, and the Parties agree that the Party exercising such Opt-Out Option should continue to conduct activities for the research, Development or Manufacture of a Collaboration Product for such Collaboration Indication, then the Party requesting such activities shall (a) directly pay when due any Third Parties for all out-of-pocket costs and expenses incurred by the Party exercising the Opt-Out Option, and (b) reimburse the Party exercising the Opt-Out Option for all FTE Costs and other internal costs and expenses, in connection with such agreed activities within thirty (30) days of receiving an invoice detailing such costs and expenses.

4.2.2	Development.

4.2.2.1	Development Plan. The JDC shall develop a plan for the Development of Collaboration Products for each of the Collaboration Indications (each,

a “Therapeutic Development Plan”), which shall be subject to the approval of the JSC and may be supplemented and amended from time to time by the JSC. Each Therapeutic Development Plan shall include a work plan and budget (“Therapeutic Development Plan Budget”) for the activities to be conducted by each Party for the Collaboration Indications. Each
Therapeutic Development Plan shall allocate activities and responsibilities between the Parties, and shall include a timeline for the completion of all activities included therein (“Therapeutic Development Plan Timeline”). Each Party shall use Commercially Reasonable Efforts to complete the activities assigned to it in each Therapeutic Development Plan in accordance with the applicable Therapeutic Development Plan Timeline. Each Party shall ensure that its performance under each Therapeutic Development Plan is at all times in compliance with all Applicable Laws and in accordance with professional and ethical standards customary in the biopharmaceutical industry.

4.2.2.2
Updates.  Each Therapeutic Development Plan (together with the corresponding budget) shall be updated by the JDC annually (on an annual cycle ending on September 30th) for the upcoming calendar year, such update subject to review and approval by the JSC. Either Party can propose amendments to a Therapeutic Development Plan, each of which shall be subject to review by the JDC and approval by the JSC.

4.2.2.3
Development Funding.  The Parties shall fund the conduct of the activities under each Therapeutic Development Plan in accordance with the Therapeutic Development Plan Budget set forth therein, with the Shared Costs of performing such activities being borne by the Parties equally pursuant to the cost and profit sharing provisions of Section 6.2, other than with respect to Collaboration Indications for which one Party has exercised the Opt-Out Option. Each Party shall be solely responsible for costs it incurs in connection with the Development of a Collaboration Product that are outside of the applicable Therapeutic Development Plan Budget, subject to Section 4.2.2.4 below.

4.2.2.4
Overages.  For a Product, neither Party shall be required to commit resources or funds towards activities that are not included in a POC Budget and POC Plan, or a Therapeutic Development Plan Budget and Therapeutic Development Plan, provided that:

4.2.2.4.1	In the event that a Party anticipates that the actual amount of aggregate annual Development Costs for the Development activities included in the current applicable POC Plan or

Therapeutic Development Plan will exceed the amounts set forth in the then-current POC Budget or Therapeutic Development Plan Budget for such year by up to [***], such Party shall bring such information to the JDC, which will engage in a good faith discussion of the reason(s) for such anticipated increase but approval of the JDC shall not be required and such increased amount shall be shared equally by the Parties.

4.2.2.4.2
In the event that a Party anticipates that the actual amount of aggregate annual Development Costs for the Development activities included in the current applicable POC Plan or Therapeutic Development Plan will exceed the amounts set forth in the then-current POC Budget or Therapeutic Development Plan Budget for such year by more than [***], such Party shall bring such information to the JDC for approval, and if approved such increased amount shall be shared equally by the Parties. If not approved, such matter shall be escalated to the JSC, and such amounts over [***] of the Therapeutic Development Plan Budget shall be borne by the Party incurring such costs unless otherwise determined by the JSC; provided, however, that to the extent such additional amounts are borne at the direction of any Competent Authority, then such amounts shall be shared equally, whether or not approved by the JSC. For clarity, if a Party incurs any such overage amount that is not approved by the JSC, the Party incurring such overage amounts may elect to proceed with the activities that would result in such overage and the determination as to whether that overage amount shall be equally shared by the Parties as Development Costs shall be deemed a Deadlocked Matter and subject to the dispute resolution provisions described in Section 5.1.4.

4.2.2.5
Additional Studies.  If a Party (including its Affiliates or sublicensees) wishes to conduct one or more additional Clinical Studies or other Development activities for a Collaboration Product beyond the Clinical Studies included in the then-current Therapeutic Development Plan, such Party (the “Proposing Party”) shall notify the other Party (the “Non-Proposing Party”) of such proposed studies (the “Proposed Study(ies)”) and provide the Non-Proposing Party with any data or publications supporting any such proposal. In such event, the Non-Proposing Party shall consider such proposal and evaluate the supporting data and information in good faith. If the Parties both wish to collaborate in the conduct of such Proposed Study(ies), the Proposing Party shall prepare an amendment to a Therapeutic Development Plan and Therapeutic Development Plan Budget for the Collaboration Indication for which such Collaboration Product is intended to be used, to include the Proposed Study(ies) for review by the JDC, and subsequent approval by the JSC.

4.2.2.6
Reporting; Development Records.  Each Party shall provide to the other quarterly written reports regarding the progress and results of their activities under a Therapeutic Development Plan through the JDC. Each Party shall (and shall cause its Affiliates, sublicensees, subcontractors and consultants to) maintain complete and accurate records (in the form of technical notebooks and/or electronic files where appropriate) of all work conducted by it or on its behalf (including by its Affiliates, sublicensees, subcontractors and consultants) under a Therapeutic Development Plan. Such records, including any electronic files where such data may also be contained, shall fully and properly reflect all work done and results achieved in sufficient detail and in a good scientific manner appropriate for patent and regulatory purposes. Each Party shall have the right to review and receive a copy of such records (including a copy of the databases) maintained by the other Party (including its Affiliates, sublicensees, subcontractors and consultants) at reasonable times, but no more than twice in any one calendar year, and to obtain access to source documents to the extent needed for patent or regulatory purposes or for other legal proceedings. For each Clinical Study pursuant to a Therapeutic Development Plan, the Parties shall use the applicable regulatory database format in order to fulfill both FDA and EMA, or other Competent Authority, requirements under Applicable Law.

4.2.3	Regulatory Matters

4.2.3.1
Responsibilities.  Subject to the specific activities allocated to each Party under a Therapeutic Development Plan, the JSC shall allocate primary responsibility for obtaining Regulatory Approvals for each Collaboration Product to a Party (the “Regulatory Lead Party”), on a Collaboration Product-by-Collaboration Product basis. Unless otherwise agreed by the JSC, [***]. The Regulatory Lead Party for each Collaboration Product shall be the sponsor of the Clinical Studies conducted under the Therapeutic Development Plan for such Collaboration Product, unless the Parties agree otherwise. For each Collaboration Product Clinical Study, the Regulatory Lead Party shall have and maintain operational control and responsibility for such Clinical Study, provided, however, that the non-sponsoring Party shall have equal input and participation in strategic level decisions (including via participation and membership in all major global program teams and sub-teams) relating to such Clinical Study, including the right to actively participate in any interactions with Competent Authorities and key opinion leader (“KOL”) interactions. To facilitate the foregoing, the Regulatory Lead Party shall provide prompt prior written notice, and in any case no less than [***] days prior to such interactions, of all such interactions with Competent Authorities and all KOL interactions, investigator meetings and advisory board meetings regarding Clinical Studies of the applicable Collaboration Product, in order to provide the non-sponsoring Party sufficient time to prepare to participate in such interactions or meetings, or to revise any communications or submissions. Notwithstanding the foregoing, Selecta shall have ultimate decision-making authority with respect to any communications with, or submissions to, any Competent
Authorities that primarily relate to Selecta Background Technology and AskBio shall have ultimate decision-making authority with respect to any communications with, or submissions to, any Competent Authorities that primarily relate to AskBio Background Technology.

4.2.3.2
Ownership.  The applicable Regulatory Lead Party shall own all INDs, BLAs, or other Regulatory Approvals and related regulatory documentation submitted to any Competent Authority in the Territory with respect to the applicable Collaboration Product. No Regulatory Lead Party shall transfer any right, title, interest, or option in or to any such Regulatory Approvals or documentation without the prior written consent of the other Party (except in accordance with Section 13.1). No Regulatory Lead Party shall authorize or permit or grant access to any compassionate use for a Collaboration Product without the written approval of the other Party hereto. All information, data, and reports generated in connection with each Clinical Study of a Collaboration Product pursuant to a Therapeutic Development Plan (“Study Data”) shall be jointly owned by the Parties; provided that any patentable Inventions arising therefrom shall be subject to Article 8. Each Party hereby grants to the other Party the right to reference and use all Study Data for all lawful purposes; provided that, such purpose is not inconsistent with this Agreement, and provided further that, prior to delivery of the Final Clinical Feasibility Report, neither Party may use the Study Data to, directly or indirectly, develop, manufacture or commercialize (or aid in such activities) any product with or for a Third Party outside of this Agreement without the prior written consent of the other Party. Notwithstanding anything to the contrary in this Section 4.2.3.2 (a) AskBio may use any Study Data comprising safety data solely with respect to AskBio Core Technology as is reasonably necessary to satisfy its regulatory obligations with respect thereto and (b) Selecta may use any Study Results comprising safety data solely with respect to Selecta Core Technology as is reasonably necessary to satisfy its regulatory obligations with respect thereto. Neither Party shall publish the Study Data without the express written consent of the other Party (which consent shall not be unreasonably withheld, conditioned, or delayed). Each Party shall promptly provide the other Party with accurate copies of all Study Data. Neither Party shall withhold any Study Data from the other Party.

4.2.3.3
Communications.  Within [***] days after receipt of any communication from a Competent Authority with respect to a Product, the recipient Party will provide the other Party with a brief written description of the principal issues raised in such communication and will also simultaneously provide complete copies of such correspondence. The recipient Party will additionally allow such other Party a reasonable opportunity to review and comment on any proposed response to such communications in advance of the transmission of such response, and will reasonably consider all comments timely provided in connection therewith.

4.2.3.4
Clinical Hold.  Without limiting the foregoing, with respect to each Product, within [***] after receipt of any communications from a Competent Authority related to a Clinical Study hold or potential Clinical Study hold for safety reasons or for a potential withdrawal from the market for a safety issue or a report of a serious safety finding by a Competent Authority, the recipient Party will provide the other Party with a brief written description of the principal issues raised in such communication and will also simultaneously provide complete copies of such correspondence. The recipient Party will additionally allow such other Party a reasonable opportunity to review and comment on any proposed response to such communications in advance of the transmission of such response and will reasonably consider all comments timely provided in connection therewith. AskBio shall not make any public disclosures regarding any Clinical Study holds or potential Clinical Study holds without the prior written consent of Selecta.

4.2.3.5
Meetings.  Each Party shall provide the other Party with reasonable advance notice of all meetings and teleconferences with a Competent Authority pertaining to a Product, or with as much advance notice as practicable under the circumstances. The notifying Party shall use reasonable efforts to permit the other Party to have, at such other Party’s expense, mutually acceptable representatives attend as participants, such meetings and teleconferences with Competent Authorities pertaining to such Product, provided that for any meetings and teleconferences with

Competent Authorities that address any CMC-related issues for such Product, each Party shall have representatives attend such meetings and teleconferences and such representatives shall be primarily responsible for addressing any CMC-related questions, as well as for defending the CMC section of the BLA of such Product which pertains to their respective technologies.

4.2.3.6
Submissions.  With respect to a Product, each Party shall allow the other Party a reasonable opportunity to review and comment on all filings and other submissions to a Competent Authority related to such Product in advance of such submission or filing, and such first Party shall reasonably consider in good faith all comments timely provided by such other Party in connection therewith. Notwithstanding the foregoing, Selecta shall have ultimate decision-making authority with respect to any filings and submissions to a Competent Authority that primarily relate to Selecta Background Technology and AskBio shall have ultimate decision-making authority with respect to any filings or submissions to a Competent Authority that primarily relate to AskBio Background Technology.

Notwithstanding the foregoing, each Party shall prepare and defend the CMC section of each MAA, which pertains to their respective technology for such Product, provide the other Party with a reasonable opportunity to review and comment on such CMC section, and reasonably consider in good faith all comments timely provided by such Party in connection therewith.

4.2.3.7
Agreement/Safety Data Exchange Agreement.  Prior to initiation of the first Clinical Study for each Product, the Parties shall negotiate in good faith and enter into an agreement setting forth the worldwide pharmacovigilance procedures for the Parties with respect to such Product (each, a “Pharmacovigilance Agreement”). When executed, the Pharmacovigilance Agreement shall remain a stand-alone document, independent from this Agreement to enable amendment thereto as required independently of this Agreement. The Parties acknowledge that the prompt exchange of safety data is important to support the Parties’ regulatory reporting obligations, and therefore, the Pharmacovigilance Agreement shall contain provisions to ensure that adverse event and other pharmacovigilance information is exchanged in accordance with, and in a manner enabling both Parties to fulfill, all local, national, and regional regulatory reporting obligations under Applicable Laws. For clarity, the Pharmacovigilance Agreement shall continue to apply to Collaboration Indications for which a Party has exercised its Opt-Out Option.

4.2.4	Manufacturing.

4.2.4.1
Selecta shall be responsible for, and shall use Commercially Reasonable Efforts to conduct, the manufacture and supply of ImmTOR and all other Selecta Core Technology, necessary or useful (a) for the conduct of Clinical Studies of the Collaboration Products, in accordance with the applicable Therapeutic Development Plan, and (b) for use with or for inclusion in Collaboration Products. AskBio shall be responsible for, and shall use Commercially Reasonable Efforts to conduct, the manufacture and supply of AAV capsids, AAV vectors, AAV particles, AAV production cells, and all other AskBio Core Technology necessary or useful (y) for the conduct of Clinical Studies, in accordance with the Therapeutic Development Plans, and (z) for use with or for inclusion in Collaboration Products. Each Party shall conduct its manufacturing and supply activities pursuant to this Section 4.2.4 in accordance with Applicable Law (including cGMPs for all clinical supply) and this Agreement. The costs of such manufacture and supply set forth in the Therapeutic Development Plan shall be shared equally, as Shared Costs. AskBio shall be responsible, itself or through Viralgen, for the manufacturing of all Collaboration Products excluding the manufacture of ImmTOR for use with or for inclusion in such Collaboration

Products, and shall be paid for such manufacture of Collaboration Products based on mutually agreed upon rates, which rates shall include all of AskBio’s costs incurred with such manufacture of Collaboration Products without any markup.

4.2.4.2
Except as otherwise agreed by the Parties in writing, AskBio shall not exercise AskBio Collaboration Product License to make and have made ImmTOR for use with or for inclusion in Collaboration Products unless and until: (a) Selecta fails, or AskBio reasonably believes that Selecta will fail, to supply AskBio or its Affiliates’ requirements of ImmTOR in connection with the Collaboration, including as ordered pursuant to the supply agreement described in Section 4.2.4.4, (b) the Parties fail to enter into a supply agreement pursuant to Section 4.2.4.4 prior to the initiation of the first Pivotal Clinical Study of such Collaboration Product if AskBio is the Lead Commercialization Party. If Selecta exercises the Opt-Out Option with respect to any Collaboration Indication or AskBio enters into a Partnership Agreement for a Collaboration Product, Selecta shall supply ImmTOR to AskBio or its designee for use in such Collaboration Indication or Collaboration Products at a price not to exceed Manufacturing Costs plus [***] and if Selecta does not supply ImmTOR for such purposes at such pricing AskBio may exercise its right to make and have made ImmTOR for use with or for inclusion in Collaboration

Products pursuant to the AskBio Collaboration Product License for use in such Collaboration Indication.

4.2.4.3
Except as otherwise agreed by the Parties in writing, Selecta shall not exercise the Selecta Collaboration Product License to make and have made AAV vectors, transgenes or promoters for use with or for inclusion in Collaboration Products unless and until: (a) AskBio fails, or Selecta reasonably believes that AskBio will fail, to supply AskBio or its Affiliates’ requirements of AAV vectors, transgenes or promoters, in connection with the Collaboration, including as ordered pursuant to the supply agreement described in Section 4.2.4.4, (c) the Parties fail to enter into a supply agreement pursuant to Section 4.2.4.4 prior to the initiation of the first Pivotal Clinical Study of such Collaboration Product if Selecta is the Lead Commercialization Party. If AskBio exercises the Opt-Out Option with respect to any Collaboration Indication or Selecta enters into a Partnership Agreement for a Collaboration Product, AskBio shall supply AAV vectors, transgenes and promoters to Selecta or its designee for use in such Collaboration Indication or Collaboration Products, and if AskBio does not supply AAV vectors, transgenes or promoters for such purposes, , Selecta may exercise its right to make and have made AAV vectors, transgenes or promoters for use with or for inclusion in Collaboration Products pursuant to the Selecta Collaboration Product License for use in such Collaboration Indication. In the event that either AskBio exercises the Opt-Out Option with respect to any Collaboration Indication or if Selecta is allocated responsibility for the Manufacture of any Collaboration Product, then Selecta may engage with Viralgen directly to manufacture any relevant Collaboration Products and AskBio will use reasonable efforts to facilitate such discussions.

4.2.4.4
Prior to initiation of the first Pivotal Clinical Study of a Collaboration Product or in connection with a Potential Partnership upon request of the Commercialization Lead Party for such Collaboration Product, or upon earlier request by either Party as reasonably necessary to support the Development or Commercialization of the Collaboration Products in accordance with this Agreement, the Parties shall negotiate, promptly and in good faith, a supply agreement or manufacturing technology transfer arrangement, as is reasonably necessary or useful for such Commercialization Lead Party to support such Pivotal Clinical Studies and the Commercialization of such Collaboration Products.

4.2.5
Commercialization.  Prior to initiation of the first Pivotal Clinical Study of a Collaboration Product, the JCC shall develop a commercialization plan for such Collaboration Product and submit such plan to the JSC for approval (such approved plan, the “Commercialization Plan”). The Commercialization Plan may be amended from time to time by the JCC, subject to approval of the JSC. As part of such initial Commercialization Plan, the Parties shall determine which Party will have the right to Commercialize such Collaboration Product (the “Commercialization Lead Party”), and the Parties shall agree upon a budget for performance of the Commercialization Plan, as well as pricing and reimbursement strategy for such Collaboration Product (the “Commercialization Plan Budget”). If the Parties cannot agree on which Party should be the Commercialization Lead Party with respect to a Collaboration Product, the Party that bears a majority of the Shared Costs incurred prior to submission of the first MAA for such Collaboration Product shall be the Commercialization Lead Party. The Commercialization Lead Party shall use Commercially Reasonable Efforts to Commercialize each Collaboration Product in accordance with the applicable Commercialization Plan. The Party that is not the Commercialization Lead Party with respect to a given Collaboration Product shall have the right, but not the obligation, to co-promote such Collaboration Product. All Commercialization activities conducted by the Parties shall be conducted in accordance with Applicable Law and this Agreement.

4.2.6
Subcontractors.  Each Party will have the right to use its Affiliates or Third Parties to perform the research, Development, Manufacturing, or Commercialization activities for the benefit of such Party under this Agreement; provided that: (a) such Party remains responsible for the work allocated to such Party hereunder to the same extent it would if it had done such work itself; and (b) such Party will enter into a binding written agreement with each such Affiliate and/or Third Party, prior to commencing such activities, which agreement includes the following terms (i) the subcontractors undertake in writing all compliance obligations, and agree to comply with the terms of this Agreement and Applicable Law, (ii) the subcontractors undertake in writing all obligations of confidentiality and non-use regarding Confidential Information that are substantially the same as those undertaken by the Parties pursuant to Article 7 (except for a commercially reasonable term for confidentiality obligations), and (iii) such Party Controls all intellectual property rights developed by the subcontractors in the course of performing any such work and owns all such intellectual property that is related to, or otherwise necessary for research, Development, Manufacture, or Commercialization of a Collaboration Product. Without limiting the foregoing, prior to commencing any such activities, each such subcontractor shall execute an agreement exclusively licensing or assigning any Inventions and related intellectual property rights to the Party by whom they are employed or for whom they are providing services (or its designated Affiliate). Notwithstanding the foregoing in this Section 4.2.6, where the Third Party is an academic or academic institution, the Parties shall consider in good faith to agree to waive clause (iii). Notwithstanding the foregoing, neither Party may license the right to Commercialize a Collaboration Product to a Third Party without the other Party’s consent.

4.2.7	Cost/Profit Sharing. Each Collaboration Product will be subject to the cost/profit sharing structure set forth in Section 6.2.

4.2.8	Joint Venture Formation; Partnering; Asset Sale

4.2.8.1
Joint Venture.  The Parties may, in the future, mutually agree to the establishment of a Joint Venture to Develop, Manufacture and Commercialize one or more Collaboration Products. In the event that the Parties agree to conduct such activities in a Joint Venture, the Parties shall cooperate in the formation of a newly incorporated entity and shall negotiate in good faith the terms of the Joint Venture, which terms shall be set forth in one or more definitive agreements (collectively, the “Definitive JV Agreements”). The Parties shall use commercially reasonable efforts to negotiate and execute such Definitive JV Agreements within [***] days following agreement to establish a Joint Venture. Unless and until the Definitive JV Agreements are executed, this Agreement shall govern the Parties’ Development and Commercialization of the Collaboration Products.

4.2.8.2
Partnering/Asset Sale.  The Parties may, upon mutual written agreement, out-license, partner or sell the rights or assets, in whole or in part, necessary to Develop, Manufacture and Commercialize any Collaboration Product (each, a “Potential Partnership”). A Party proposing a Potential Partnership shall provide prompt written notice to the other Party (“Partnering Notice”), which shall include the Collaboration Product(s)

and scope for rights or assets to be partnered or sold, the potential partner(s), the proposed financial structure of such Potential Partnership, and all material terms. Upon receipt of a Partnering Notice, the Parties shall discuss the Potential Partnership in good faith and reach agreement as to whether to proceed in the negotiation of such Potential Partnership. If the Parties mutually agree in writing to negotiate a Potential Partnership, each Party shall cooperate in good faith to ensure that exclusive rights (including as to the licensor) under AskBio Core Technology, Selecta Core Technology and Inventions to Develop, Manufacture and Commercialize the Collaboration Product(s) being partnered can be transferred to the partner as necessary, including by authorizing any necessary sublicenses under the Research Licenses and Collaboration Product Licenses. If the Parties do not mutually agree in writing to negotiate a Potential Partnership within [***] days after provision of a Partnering Notice for a Collaboration Product(s), then the

Commercialization Lead Party (or, if the Commercialization Lead Party has not yet been determined, the Regulatory Lead Party) for such Collaboration Product(s) shall have the final decision-making authority as to whether to proceed in the negotiation of such Potential Partnership; provided that such Party has borne at least [***] of the Shared Costs incurred prior to submission of the Partnering Notice for such Collaboration Product, and such Party proposed the Potential Partnership. In such case, each Party shall also cooperate in good faith to ensure that exclusive rights (including as to the licensor) under AskBio Core Technology, Selecta Core Technology and Inventions to Develop, Manufacture and Commercialize the Collaboration Product(s) being partnered can be transferred to the partner as necessary, including by authorizing any necessary sublicenses under the Research Licenses and Collaboration Product Licenses. The final agreements governing such Potential Partnership shall be subject to the prior written approval of both Parties. Unless otherwise agreed by the Parties, immediately upon execution of any such final agreement, the Research Licenses and the Collaboration Product Licenses granted by the Party entering to such agreement to the other Party hereunder (and associated intellectual property rights) shall terminate with respect to any Collaboration Product covered by such final agreement, to enable such Party to instead grant the new partner or acquirer exclusive rights to such Collaboration Product.

4.2.8.3
Sharing of Proceeds.  The proceeds from any license, partnership or asset sale entered into pursuant to Section 4.2.8.2 shall be shared between the Parties according to the Profit Share Percentage after each Party recovers its reasonable transactions costs associated therewith.

4.3	Exclusivity.

4.3.1
During the Term for the applicable Collaboration Indication, (a) neither Party, nor their Affiliates, shall, directly or indirectly, Develop or Commercialize AAV Products or ImmTOR for use in the Collaboration Indications that are [***] targeting the same gene listed in Schedule 4.1 alongside such [***], other than pursuant to this Agreement; and (b) neither Party, nor their Affiliates, shall, directly or indirectly, Develop or Commercialize AAV Products or ImmTOR for use in the Collaboration Indications that are [***] targeting the same gene and using the Approach designated for such [***] in Schedule 4.1, other than pursuant to this Agreement. Notwithstanding the foregoing, (w) no arrangement or agreement listed in Schedule 4.3.1(w) (as such schedule may be updated by AskBio in good faith by written notice to AskBio within five (5) Business Days of the Effective Date) entered into by AskBio prior to the effective date that grants a Third Party rights to Develop, Manufacture or Commercialize AAV Products or utilize the Pro10 cell line, or activities conducted pursuant to such arrangement or agreements, shall be deemed to be in violation of this Section 4.3; (x) no arrangement or agreement listed in Schedule 4.3.1(x) entered into by Selecta prior to the effective date that grants a Third Party rights to Develop, Manufacture or Commercialize AAV Products or utilize ImmTOR, or activities conducted pursuant to such arrangement or agreements, shall be deemed to be in violation of this Section 4.3; (y) nothing in this Section 4.3 shall restrict AskBio or any of its Affiliates from entering into any transaction or arrangement with respect to (i) the Pro10 cell line or otherwise using the Pro10 cell line for any purpose whatsoever, (ii) the manufacturing of AAV cassettes, or components thereof (excluding AskBio’s proprietary capsids), including authorizing others to use Pro10 cell line for such purposes; (iii) AAV Products, which do not incorporate or utilize ImmTOR, for use in the Collaboration Indications that are [***] if they target a gene or use an Approach other than the specific gene or Approach listed in Schedule 4.1 alongside such [***], (iv) AAV Products, which do not incorporate or utilize ImmTOR, for use in the Collaboration Indications that are [***] if they target a gene other than the specific gene listed in Schedule 4.1 alongside such [***], (v) AAV Products (which do not incorporate or utilize ImmTOR) or AskBio Background Technology, in each case for use in any indications that are not Collaboration Indications, or (vi) any Other Joint Venture; provided that such transaction or arrangement does not conflict with, or limit, AskBio’s express obligations under this Section 4.3.1(a) and (b); and (z) nothing in this Section 4.3 shall restrict Selecta or any of its Affiliates from entering into any transaction or arrangement with respect to (i) the manufacture of ImmTOR, provided that such manufacture of ImmTOR does not conflict with, or limit, Selecta’s express obligations under this Section 4.3.1(a) and (b), (ii) AAV Products or ImmTOR for use in the Collaboration Indications that are [***] if they target a gene or use an Approach other than the specific gene or Approach listed in Schedule 4.1 alongside such [***], (iii) AAV Products or ImmTOR for use in the Collaboration Indications that are [***] if they target a gene other than the specific gene listed in Schedule 4.1 alongside such [***], and (iv) AAV Products or ImmTOR, or Selecta Background Technology, in each case for use in any indications that are not Collaboration Indications.

4.3.2
Acquisition of Competing Product Pursuant to Merger or Acquisition.  Neither Party will be deemed to be in breach of the restrictions set forth in this Section 4.3 if such Party or any of its Affiliates acquires an AAV Product intended for use in a Collaboration Indication, or the right to develop, manufacture or commercialize such an AAV Product (in each case, the Development or Commercialization of which would otherwise be a violation of Section 4.3.1), through an acquisition of or a merger with the whole or substantially the whole of the business or assets of another person, so long as such Party (or its Affiliate) notifies the other Party in writing within thirty (30) days after the closing of such acquisition or merger and:

4.3.2.1
enters into a definitive agreement with a Third Party to divest such acquired AAV Product within [***] (or such longer period that is required under Applicable Law) after the closing of such acquisition or merger; or

4.3.2.2
discontinues the development and commercialization of such acquired AAV Product no later than [***] (or such longer period that is required under Applicable Law) after the closing of such acquisition or merger.

4.3.3
Acquisition by a Third Party with a Competing AAV Product.  In the event that a Party (or all or substantially all of its assets and business related to this Agreement) is acquired by a Third Party, Section 4.3.1 shall not apply with respect to any AAV Product that such Third Party of its Affiliates is developing or commercializing for use in a Collaboration Indication as of the date of such acquisition, or subsequently develops or commercializes without the use of (a) the AskBio Background Technology in existence as of the date of such of such acquisition or any Invention, with respect to an acquirer of AskBio or (b) the Selecta Background Technology in existence as of the date of such acquisition or any Invention, with respect to an acquirer of Selecta.

ARTICLE 5.
COMMITEES & GOVERNANCE

5.1	Joint Steering Committee.

5.1.1
JSC Functions.  Within ten (10) days after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”). The JSC will assume a general role of oversight of the POC Plans, Therapeutic Development Plans and the Commercialization Plans, to oversee the other Committees and guide the implementation of the strategic objectives of the POC Studies and the Collaboration and will be responsible for:

5.1.1.1
reviewing and approving the POC Plans, Therapeutic Development Plans, and Commercialization Plans for each Product and Collaboration Product, as applicable, and any annual or interim updates and proposed amendments thereto;

5.1.1.2	establishing, as appropriate, any Subcommittees and Working Groups;

5.1.1.3
resolving matters presented to it by any Subcommittee or Working Group that are within the scope of responsibilities delegated to such Subcommittee or Working Group by the JSC or otherwise pursuant to this Agreement;

5.1.1.4	making such other determinations as are expressly delegated to it under this Agreement, including whether POC or [***] has been attained;

5.1.1.5
determining whether, based on the results of activities conducted pursuant to the applicable Therapeutic Development Plan, the Development, Manufacture or Commercialization of Collaboration Products for a Collaboration Indication is not scientifically or therapeutically viable;

5.1.1.6
discussing and approving any licenses to be obtained (a) by Selecta or its Affiliates under Third Party Patent Rights or Know-How covering the AskBio Core Technology or (b) by AskBio or its Affiliates under Third Party Patent Rights or Know-How covering the Selected Core Technology; and

5.1.1.7	fulfilling such other responsibilities as may be allocated to the JSC under this Agreement or by mutual written agreement of the Parties.

5.1.2
JSC Membership.  The JSC shall be comprised of three (3) employee representatives of AskBio and three (3) employee representatives of Selecta (or such other equal number of representatives as the Parties may agree). Representatives from each Party shall be employees of such Party, and have appropriate technical credentials, experience and knowledge pertaining to and ongoing familiarity with the POC Plans, the Therapeutic Development Plans and Commercialization Plans. One (1) of the members of the JSC appointed by AskBio and one (1) of the members of the JSC appointed by Selecta shall be designated the JSC co-chairpersons (the “JSC Co-Chairs”). Each JSC Co-Chairs will alternatively be responsible for calling meetings of the JSC, circulating agenda and performing administrative tasks required to assure efficient operation of the JSC. The JSC may from time to time establish one (1) or more subcommittees (each, a “Subcommittee”, and together with the JSC, the “Committees”), in addition to the PCC, JDC and JCC, to perform certain duties and exercise certain powers of the JSC as expressly delegated by the JSC to such Subcommittee. Either Party may replace its respective Committee representatives at any time with prior written notice to the other Party. In the event a Committee member from either Party is unable to attend or participate in a Committee meeting, the Party who designated such representative may designate a substitute representative for the meeting in its sole discretion. The JSC and each Subcommittee shall be promptly disbanded following the end of the Term.

5.1.3
JSC Meetings.  The JSC shall meet in accordance with a schedule established by mutual written agreement of the Parties no less frequently than [***]. The JSC shall meet by means of teleconference, videoconference or other similar virtual means, unless if otherwise agreed to by the Parties. As appropriate, additional employees, consultants, or counsel of each Party may from time to time attend the JSC meetings as nonvoting observers; provided, that any such consultant, if not already bound by fiduciary obligations, shall agree in writing to comply with the confidentiality obligations substantially similar to those under this Agreement; and provided, further, that no Third Party personnel may attend unless otherwise agreed by both Parties or otherwise reasonably necessary to facilitate discussion between the Parties. Each Party shall bear its own expenses related to the attendance of the JSC meetings by its representatives. Each Party may also call for special meetings to resolve particular matters requested by such Party upon ten (10) Business Days’ prior written notice to the other Party. The applicable JSC Co-Chair or his/her designee shall keep minutes of each JSC meeting that record in writing all decisions made, action items assigned or completed and other appropriate matters. The applicable JSC Co-Chair or his/her designee shall send meeting minutes to all members of the JSC promptly after a meeting for review. Each member shall have five (5) business days from receipt in which to comment on and to approve/provide comments to the minutes (such approval not to be unreasonably withheld, conditioned or delayed). If a member, within such time period, does not notify the applicable JSC Co-Chair that s/he does not approve of the minutes, the minutes shall be deemed to have been approved by such member. Each Party’s JSC members may designate another staff member of such Party, who will coordinate the administrative work surrounding JSC, including sending the notice of holding JSC meetings, creating the draft of minutes, or distributing the minutes.

5.1.4
JSC Decision Making.  The JSC will endeavor to make decisions by consensus, with each of AskBio’s and Selecta’s representatives having, collectively, one vote. If, despite using reasonable efforts, the JSC does not reach consensus on any matter within its decision-making authority (a “Deadlocked Matter”) within a period of [***] (or such other period as the Parties may agree in writing) after it has met and attempted to reach such consensus, then either Party may, by written notice to the other Party, invoke the dispute resolution procedures pursuant to Section 12.2 Notwithstanding the foregoing, day-to-day operational level decisions concerning tasks or activities shall be made by the Party to which responsibility for such task or activity has been allocated under this Agreement; provided that such decisions are not inconsistent with the POC Plans, Therapeutic Development Plans or Commercialization Plans, or the express terms and conditions of this Agreement.

5.2	Subcommittees

5.2.1
Patent Prosecution and Enforcement Committee.  Promptly after establishing the JSC, the Parties shall establish a Patent Prosecution and Enforcement Committee (the “Patent Prosecution and Enforcement Committee” or “PPEC”). Unless otherwise agreed upon between the Parties, the PPEC shall be comprised of an equal number of representatives from each of AskBio and Selecta, which unless otherwise agreed upon between the Parties, shall be comprised of two (2) members of each Party. The PPEC will meet at least two (2) times per year (and upon generation or reduction to practice of any Invention). As appropriate, additional employees or consultants of each Party may from time to time attend the PPEC meetings as nonvoting observers; provided, that any such consultant, if not already bound by fiduciary obligations, shall agree in writing to comply with the confidentiality obligations substantially similar to those under this Agreement; and provided, further, that no Third Party personnel may attend unless otherwise agreed by both Parties. The PPEC will be responsible for:

5.2.1.1	reviewing, discussing, and recommending to the JSC the classification of any Invention as an AskBio Invention, Selecta Invention or Joint Invention;

5.2.1.2
to the extent an Invention is a Joint Invention, reviewing, discussing and recommending to the JSC what Party is the Prosecuting Party for such Joint Invention and the patent strategy for such Joint Invention; and

5.2.1.3
coordinate the conduct of enforcement of AskBio Licensed Patent Rights and Selecta Licensed Patent Rights, and oversee and coordinate the conduct of enforcement of Joint Patent Rights pursuant to Section 8.4; provided, however, that in the event of a disagreement as to which Party should control an enforcement action, AskBio shall have final decision-making authority over the conduct of enforcement of AskBio Licensed Patent Rights and Selecta shall have final decision-making authority over the conduct of enforcement of Selecta Licensed Patent Rights.

5.2.2
Joint Development Committee.  Within [***] after the Collaboration Start Date, and in any event, prior to commencing activities under a Therapeutic Development Plan, the Parties shall establish a joint development committee for the development of the Collaboration Products (the “Joint Development Committee” or “JDC”). Unless otherwise agreed upon between the Parties, the JDC shall be comprised of an equal number of representatives from each of AskBio and Selecta, which unless otherwise agreed upon between the Parties, shall be comprised of [***] members of each Party. The JDC will meet at least [***] times per year (or more if agreed upon in good faith if needed). The JDC will be responsible for:

5.2.2.1	receiving and discussing updates for each Therapeutic Development Plan;

5.2.2.2	coordinating the sharing of, reviewing and discussing any material data generated by either Party in the course of performing any activities under each Therapeutic Development Plan;

5.2.2.3	reviewing and discussing ongoing and anticipated Manufacturing activities with respect to each Therapeutic Development Plan;

5.2.2.4	initiating, implementing and overseeing the conduct of each Therapeutic Development Plan;

5.2.2.5
conducting annual review of each Therapeutic Development Plan and related Therapeutic Development Plan Budget for each Therapeutic Development Plan and prepare any annual or interim updates and proposed amendments thereto to be submitted to the JSC;

5.2.2.6	establishing a core joint development and regulatory team to ensure work under each Therapeutic Development Plan is executed efficiently;

5.2.2.7
coordinating the activities of the Parties under each Therapeutic Development Plan, including facilitating communications between the Parties with respect to the Development and Manufacture of a Collaboration Product;

5.2.2.8	providing a forum for discussion of the Development, Manufacture, and regulatory strategies of the Collaboration Product covered under each Therapeutic Development Plan;

5.2.2.9
preparing and approving a global medical affairs plan that addresses, for example, study recruitment, enhancement, and disease awareness, as well as corresponding medical affairs plans in connection with the activities to be performed under a Therapeutic Development Plan; and

5.2.2.10	making such determinations as are expressly delegated to it under the terms of this Agreement.

5.2.3
Joint Commercialization Committee.  The Parties shall establish a joint commercialization committee (the “Joint Commercialization Committee” or “JCC”) at an appropriate time, reasonably in advance of the first potential Marketing Approval of a Collaboration Product and reasonably in advance of the time required for the strategy for Commercialization. Selecta and AskBio shall have equal membership on the JCC.

5.2.4
Joint Finance Committee.  The Parties may establish a joint finance committee (the “Joint Finance Committee” or “JFC”) at an appropriate time, to facilitate disclosure and sharing of Shared Costs to enable the cost/profit sharing structure described in Section 6.2. Selecta and AskBio shall have equal membership on the JFC.

5.2.5	Operation of Subcommittees. Each Subcommittee shall operate in a manner to be agreed by the JSC; provided, that, except as expressly set forth herein,

Subcommittees shall have no decision-making authority, but shall instead operate by consensus and make recommendations to the JSC with respect to matters within its authority. Any matter within a Subcommittee’s authority with respect to which it cannot reach consensus will be escalated to the JSC for resolution.

5.3
Working Groups.  From time to time, a Committee may establish and delegate duties to sub-committees or teams (each, a “Working Group”) to oversee projects or activities within their respective authority. Each Working Group and its activities shall be subject to the oversight, review, and approval of, and shall report to, the Committee that established such Working Group. In no event shall the authority of any Working Group exceed that specified for the Committee under which such Working Group is established.

5.4
Scope of Committee Authority.  For clarity and notwithstanding the creation of the JSC or any Subcommittee, each Party shall retain the rights, powers and discretion granted to it hereunder, and none of the JSC or any Subcommittee shall be delegated or vested with such rights, powers or discretion unless such delegation or vesting is expressly provided herein, or the Parties expressly so agree in writing. Neither the JSC nor any Subcommittee shall have the power to (A) resolve any dispute regarding the existence or amount of any payment owed under this Agreement, or (B) amend, waive or modify any term of this Agreement, and no decision of the JSC or any Subcommittee shall be in contravention of any terms and conditions of this Agreement. It is understood and agreed that issues to be formally decided by the JSC are limited to those specific issues that are expressly provided in Section 5.1.1 of this Agreement and the disputes which relate to the subjects other than those set forth in Section 5.1.1 will be handled according to Article 12. Once a Committee is disbanded, such Committee shall have no further obligations under this Agreement and, thereafter, each Party shall designate a contact person for the exchange of information under this Agreement or such exchange of information shall be made through the JSC Co-Chairs. In the event a Committee is disbanded, any decisions that are designated under this Agreement as being subject to the review or approval of such Committee shall be made by the Parties directly, subject to the other terms and conditions of this Agreement.

ARTICLE 6.
FINANCIAL PROVISIONS

6.1
Overview.  With respect to each Collaboration Product, the Parties shall share all Shared Costs and Net Profits for such Collaboration Product in accordance with Section 6.2. All Shared Costs and Net Profits for each Collaboration Product shall be subject to reconciliation, reimbursement and payment pursuant to Section 6.2.2, Section 6.2.3 and Section 6.2.4. For clarity, all Shared Costs shall be accounted for only once when calculating the Profit Share, even if the activity with respect to which such expense is incurred is described in more than one subcategory of Shared Costs. POC Costs shall be shared by the Parties in accordance with Section 3.4 and 3.5.

6.2	Sharing of Profits and Costs for Collaboration Products.

6.2.1	Cost/Profit Share. The Parties shall share Shared Costs for the Collaboration Products equally; provided that if one Party is unable to bear its share of Shared Costs for a
Collaboration Product as incurred on a Calendar Quarter-by-Calendar Quarter basis, the other Party shall have the right to bear the excess Shared Costs. Each Party shall receive a percentage of Net Profits for each Collaboration Product equal to the percentage of Shared Costs borne by such Party with respect to such Collaboration Product as of the date of submission of the first MAA for such Collaboration Product to the applicable Competent Authority (such percentage, the “Profit Share Percentage”). Notwithstanding the foregoing, each Party’s Profit Share Percentage shall never fall below [***]%, even if such Party contributes less than [***]% in Shared Costs, as a minimum payment for such Party’s intellectual property contribution to the Collaboration pursuant to the Collaboration Product Licenses; provided that if a Party contributes at least [***]% in Shared Costs, such Party’s Profit Share Percentage shall not fall below [***]%.

6.2.2
Payment of Shared Costs; Summary Statements.  Except as expressly provided otherwise in this Agreement and subject to reconciliation, reimbursement and payment as provided in Section 6.2.3 and Section 6.2.4, the Party initially incurring Shared Costs will be responsible for and pay for all such Shared Costs so incurred. Each Party will maintain the books and records referred to in Section 6.4 and will accrue all Shared Costs and Net Sales in accordance with the terms and conditions hereof and in accordance with applicable Accounting Standards. Within fifteen (15) business days after the end of each Calendar Quarter, each Party will submit to the other Party a written report reflecting the accrual of Shared Costs and Net Sales during the just-ended Calendar Quarter on a Collaboration Product-by-Collaboration Product basis, including any overage amounts pursuant to Section 4.2.2.4 (each a “Summary Statement”). Such Summary Statements shall specify in reasonable detail (as agreed by the JSC) all expenses included in such Shared Costs and overage amounts during such Calendar Quarter and, upon the reasonable request of the other Party, shall be accompanied by invoices, and/or such other appropriate supporting documentation as may be required by the JSC. Each Party shall report the Shared Costs and overage amounts incurred by it in comparison to the Therapeutic Development Plan and Commercialization Plan, as applicable. The Parties shall seek to resolve any questions related to such Summary Statements within fifteen (15) days following receipt by each Party of the other Party’s report hereunder. The JSC shall facilitate the resolution of any questions concerning such Summary Statements, as appropriate. Each Party shall have the right at reasonable times and upon reasonable prior notice to audit the other Party’s records as provided in Section 6.4 to confirm the accuracy of the other Party’s costs and reports with respect to Shared Costs that are shared under this Agreement. Upon the request of either Party from time to time, the JSC will discuss any questions or issues arising from the Summary Statements, including the basis for the accrual of specific Shared Costs.

6.2.3
Reconciliation Report.  As soon as practicable after the end of the Calendar Quarter, but in any event within thirty (30) business days after receipt by the Preparing Party of the other Party’s Summary Statement, the Preparing Party (as defined below) will prepare a reconciliation report (accompanied with reasonable supporting documentation and calculations sufficient to support each Party’s associated financial reporting obligations, independent auditor requirements and obligations under the Sarbanes-Oxley Act) that reconciles each Party’s Summary Statement and the Net Profits to be allocated to each Party for such Calendar Quarter on a Collaboration Product-by-Collaboration Product basis in accordance with Section 6.2 (the “Reconciliation Report”). The Regulatory Lead Party for a particular Collaboration Product shall be the Party to prepare the Reconciliation Report (the “Preparing Party”) with respect to such Collaboration Product. Without limiting the foregoing, following the first commercial sale of a Collaboration Product, the Reconciliation Report shall include:

6.2.3.1
the gross sales of all Collaboration Products on a Collaboration Product-by-Collaboration Product and country-by-country basis, sold by each Party and its Affiliates during the Calendar Quarter, including the amount of each Collaboration Product sold and the gross amount invoiced for each Collaboration Product;

6.2.3.2
calculation of Net Sales of each Collaboration Product from gross sales, including itemized information on deductions allowed to be taken pursuant to Section 1.50, along with a description of the applicable accounting policies, methodologies and calculations for such deductions; and

6.2.3.3
the calculation of Net Profits, including detailed information on the (a) Cost of Goods Sold, including itemized information on standard cost of goods sold, production and purchase price variances, inventory reevaluations and write-offs and any other applicable components, along with applicable accounting policies, methodologies and calculations for such components; (b) Development Costs and Commercialization Costs, including itemized information on applicable components of such costs, along with applicable accounting policies, methodologies and calculations for such components; and (c) all other Shared Costs.

6.2.3.4	any other information reasonably requested by a Party or its independent certified accounting firm related to the calculation of Shared Costs, Net Sales, Net Profits and each Party’s Profit Share.

6.2.4
Payments of Shared Costs and Profit Share.  Based on the Reconciliation Report, the applicable Party (to whom a net amount is owed to achieve the Profit Share) will invoice the other Party after such Reconciliation Report is complete, and the receiving Party will pay such undisputed amount of the invoice within thirty (30) days of receipt of such invoice. For clarity, in Calendar Quarters where there are no Net Sales of Collaboration Products or Shared Costs exceed Net Sales, the Parties will share the Shared Costs (or negative Net Profits) in accordance with this Section 6.2.

6.3	Opt-Out Right

6.3.1
Generally.  On a Collaboration Indication-by-Collaboration Indication basis, each Party shall have the right, at any time, and for any reason, or for no reason, to opt-out of the obligation of contributing its share of the Shared Costs, upon written notice to the other Party (“Opt-Out Option”). No exercise by a Party of such opt-out right for any Collaboration Indication shall constitute a breach of this Agreement by such Party, but in the case of any such exercise, the Parties’ respective shares in Net Profits from all Collaboration Product for use in such Collaboration Indication shall be adjusted based on the applicable Profit Share Percentage.

6.3.2
Control.  On a Collaboration Indication-by-Collaboration Indication basis, in the event of any exercise by either Party (the “Opting Out Party”) of its opt-out right under Section 6.3.1 with respect to paying its portion of the Shared Costs with respect to any Collaboration Product for use in such Collaboration Indication, the other Party’s Collaboration Product License shall automatically become exclusive (with respect to such other Party) with respect to Collaboration Products for use in such Collaboration Indication, upon its receipt of the opt-out notice from the other Party and, notwithstanding anything hereunder the Opting Out Party shall have no review, comment or approval rights with respect to such Collaboration Products, other than as reasonably necessary to comply with Applicable Laws and other than as provided in the Pharmacovigilance Agreement covering such Collaboration Product, which shall continue in full force and effect after such exercise of such opt-out right. Rather, the other Party shall keep the Opting Out Party reasonably informed with respect to the Development and Commercialization of such Collaboration Product. The Opting Out Party shall continue to be entitled to its Profit Share for such Collaboration Product and shall reasonably cooperate to complete the transfer of the Development, Manufacture and Commercialization responsibilities of such Collaboration Product to the other Party.

6.4
Audits and Interim Reviews.  Each Party will maintain accurate books and records regarding POC Costs, Shared Costs and Net Sales, as applicable, sufficient to enable the calculation of amounts payable hereunder to be verified and will retain such books and records for each quarterly period for three (3) years after submission of the corresponding report pursuant to this Agreement. Either Party will have the right to request that an independent certified public accountant selected by it (but excluding its own accountant)

and reasonably acceptable to the other Party (such reasonable acceptance shall not be unreasonably withheld, conditioned, or delayed) perform an audit, not more than once in any four (4) consecutive Calendar Quarters during the Term, but including one post-termination audit and, if any such audit results in a material restatement of records (i.e., a discrepancy of [***]% or more for any calendar year), such Party will be permitted an additional examination within such four (4) quarter period, of the other Party’s books of accounts covering the preceding three (3) year period for the sole purpose of verifying compliance with the payment provisions of this Agreement. Such audits will be conducted at the expense of the requesting Party at reasonable times during regular business hours and upon at least twenty (20) business days’ prior notice. Audit results, but not the underlying books and records, will be shared with both Parties, subject to Article 7. Any inspection or audit pursuant to this Section 6.4 will be at the expense of the Party initiating the audit; provided, however, that if the Party’s accountants reasonably determine that Net Sale or Net Profits have been understated or Shared Costs have been overstated by an amount equal to or greater than [***] for any calendar year, the audited Party will pay the reasonable fees of such accountants for such audit.

6.5
Withholding Taxes.  If Applicable Law requires that taxes be withheld from payments made hereunder, or from Net Profits, the Party making such payments or otherwise responsible for such withholding (the “Withholding Party”) will promptly notify the other Party, and shall reasonably cooperate with the other Party to claim any benefits or reduce and/or eliminate any such withholding taxes. The Withholding Party will (a) deduct such taxes from any payments to which they relate or in the case of taxes withheld from the other Party’s share of Net Profits account for such taxes as amounts paid on behalf of the other Party, (b) timely pay such taxes to the proper authority in accordance with Applicable Law, and (c) send written evidence of payment to the Party with respect to which such taxes were withheld or paid within sixty (60) days after payment. Taxes withheld from payments made hereunder will be treated as amounts received by the Party with respect to which such taxes were withheld for all purposes under this Agreement.

ARTICLE 7.
CONFIDENTIALITY

7.1
Confidentiality Protection.  Except as otherwise provided in this Agreement, during the Term and for [***] years thereafter (or, with respect to Confidential Information that is a trade secret of the Disclosing Party, until such trade secret no longer qualifies as a trade secret under Applicable Law), the Recipient shall maintain in confidence all of the Disclosing Party’s Confidential Information. Without limiting the generality of the foregoing, the Recipient shall take all reasonable steps to maintain the confidentiality of the Disclosing Party’s Confidential Information, which steps shall be no less protective than those that Recipient takes to protect its own information and materials of a similar nature, but in no event less than a reasonable degree of care. The Recipient shall not use or permit the use of any of the Disclosing Party’s Confidential Information except for the purposes of carrying out its obligations or exercising its rights under this Agreement. Recipient shall not disclose any of the Disclosing Party’s Confidential Information other than to those of its directors or managers, officers, Affiliates, employees, licensors, independent contractors, permitted assignees, agents, and external advisors (collectively, “Representatives”) directly involved with the carrying out of this Agreement, on a strictly applied “need to know” basis, in each case only to the extent such persons have been informed of the confidential nature of the information and such persons are bound by written confidentiality and non-use obligations with respect to the Disclosing Party’s Confidential Information consistent with the confidentiality and non-use provisions of this Agreement. The Recipient will be responsible to the Disclosing Party for any breach by the Recipient’s Representatives of such confidentiality and non-use obligations.

7.2
Exceptions.  Notwithstanding the foregoing, the Recipient shall have no obligations under Section 7.1 with respect to any of the Disclosing Party’s Confidential Information that the Recipient can demonstrate by contemporaneous written records was:

7.2.1	known by the Recipient, or in the Recipient’s possession, prior to disclosure (other than as a result of the prior disclosure under this Agreement) by the Disclosing Party;

7.2.2
known to the general public at the time of its disclosure to the Recipient, or thereafter became generally known to the general public, other than as a result of actions or omissions of the Recipient in violation of this Agreement;

7.2.3	disclosed to the Recipient on an unrestricted basis from a source unrelated to the Disclosing Party and not known by the Recipient to be under a duty of confidentiality to the Disclosing Party; or

7.2.4	independently developed by the Recipient without the use of or reference to the Confidential Information of the Disclosing Party.

7.3
Permitted Disclosures.  The obligations set forth in this Article 7 shall not apply to the extent that Recipient is required to disclose the Disclosing Party’s Confidential Information under Applicable Law, judicial order or court decision by a court of competent jurisdiction, administrative order, arbitration award, the rules of a securities exchange or to a patent office for the purposes of filing, prosecuting, or maintaining Patent Rights as permitted in this Agreement; provided, however, that the Recipient shall, to the extent practicable, provide prior written notice thereof to the Disclosing Party and sufficient opportunity for the Disclosing Party to review and comment on such required disclosure and request confidential treatment thereof or a protective order therefor. In addition, the Recipient may disclose the Disclosing Party’s Confidential Information to: (a) the Recipient’s or the Recipient’s Affiliates’ attorneys, independent accountants or financial advisors for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice regarding this Agreement to the Recipient or such Affiliates, on the condition that such attorneys, independent accountants and financial advisors are bound by confidentiality and non-use obligations consistent with the confidentiality provisions of this Agreement as they apply to the Recipient; and (b) the Recipient’s actual or potential investors, acquirers or sublicensees, and their advisors, in connection with due diligence or similar investigation by Third Parties, on the condition that such investors, acquirers and sublicensees, and their advisors, are bound by confidentiality and non-use obligations consistent with the confidentiality provisions of this Agreement as they apply to the Recipient.

7.4
Publications.  Each Party shall submit to the JSC for review and approval all proposed academic, scientific and medical publications and public presentations relating to a Collaboration Product or any POC Studies for review in connection with preservation of related patent rights and trade secrets, to determine whether Confidential Information should be modified or deleted from the proposed publication or public presentation, and to ensure compliance with any publications policy adopted by the JSC (the “Publications Policy”).

Written copies of such proposed publications and presentations shall be submitted to the JSC no later than [***] days before submission for publication or presentation, and the JSC shall provide its comments with respect to such publications and presentations within [***] days of its receipt of such written copy. The publishing or presenting Party shall remove any Confidential Information from such publication or presentation as requested by the JSC. The review period may be extended for an additional [***] days if a representative of the non-publishing Party on the JSC can demonstrate a reasonable need for such extension including, but not limited to, the preparation and filing of patent applications. Without limiting the foregoing, each publication or presentation regarding a Collaboration Product or POC Study shall be subject to the prior written approval of both Parties; provided that the first approval of the contents of a proposed academic, scientific or medical publication or public presentation relating to a Collaboration Product or any POC Study under this Agreement shall, in each case, constitute permission to use such contents subsequently without submission to the other Party for approval.
ARTICLE 8.
INTELLECTUAL PROPERTY

8.1	Licenses

8.1.1
Selecta Research License.  Subject to the terms and conditions set forth in this Agreement, AskBio hereby grants to Selecta, during the Term, a non-exclusive, non-transferable (except in accordance with Section 13.1), royalty-free, fully paid-up, worldwide license under the AskBio Core Technology and AskBio Inventions for the sole purpose of performing the POC Studies in accordance with the POC Plans (the “Selecta Research License”). AskBio agrees to promptly disclose to Selecta all AskBio Inventions that are necessary or useful for Selecta’s performance or decision making under the POC Plans. Except as expressly permitted under Section 8.1.5 or Section 13.1, Selecta shall not sublicense or assign the Selecta Research License, and any attempt to do so shall be null and void, ab initio.

8.1.2	AskBio Research License. Subject to the terms and conditions set forth in this Agreement, Selecta hereby grants to AskBio, during the Term, a non-exclusive, non-

transferable (except in accordance with Section 13.1), royalty-free, fully paid-up, worldwide license under the Selecta Core Technology and Selecta Inventions for the sole purpose of performing the POC Studies in accordance with the POC Plans (the “AskBio Research License” and, together with the Selecta Research License, the “Research Licenses”). Selecta agrees to promptly disclose to AskBio all Selecta Inventions that are necessary or useful for AskBio’s performance or decision making under the POC Plans. Except as expressly permitted under Section 8.1.5 or Section 13.1, AskBio shall not sublicense or assign the AskBio Research License, and any attempt to do so shall be null and void, ab initio.

8.1.3	Commercial Licenses. Effective on the Collaboration Start Date, the Parties shall grant, and hereby grant, each other the following licenses:

8.1.3.1	Collaboration Indications.

8.1.3.1.1
With respect to each Collaboration Indication, AskBio shall grant, and hereby grants, to Selecta (a) an exclusive (except as to AskBio and its Affiliates and as set forth in Section 8.1.4), non-transferable (except in accordance with Section 13.1), worldwide license under the AskBio Core Technology, AskBio Inventions, and AskBio’s interest in the Joint Inventions, including the right to grant and authorize sublicenses (subject to Section 8.1.5), to develop, use, offer for sale, sell, import, and otherwise exploit (but not make or have made) Collaboration Products for use in such Collaboration Indication and (b) a non-exclusive, non-transferable (except in accordance with Section 13.1), worldwide license under the AskBio Core Technology, AskBio Inventions, and AskBio’s interest in the Joint Inventions, including the right to grant and authorize sublicenses (subject to Section 8.1.5), to make and have made Collaboration Products for use in such Collaboration Indication; provided that with respect to Joint Inventions that do not relate to the Pro10 cell line, such license in this clause (b) shall be exclusive ((a) and (b) collectively, the “Selecta Collaboration Product License”).

8.1.3.1.2
With respect to each Collaboration Indication, Selecta shall grant, and hereby grants, to AskBio an exclusive (except as to Selecta and its Affiliates and as set forth in Section 8.1.4), non-transferable (except in accordance with Section 13.1), worldwide license under the Selecta Core Technology, Selecta Inventions, and Selecta’s interest in the Joint Inventions, including the right to grant and authorize sublicenses (subject to Section 8.1.5), to develop, make, have made, use, offer for sale, sell, import and otherwise exploit Collaboration Products for use in such Collaboration Indication (the “AskBio Collaboration Product License” and, together with the Selecta Collaboration Product License, the “Collaboration Product Licenses”).

8.1.4	Retention of Rights.

8.1.4.1
AskBio retains the right under the AskBio Background Technology, AskBio Inventions and its interest in the Joint Inventions to make, have made, use, offer for sale, sell, import and otherwise exploit Collaboration

Products for use in Collaboration Indications solely under this Agreement (and to grant licenses under the AskBio Background Technology, AskBio Inventions and its interest in the Joint Inventions to its Affiliates and Third Parties who are acting with or on behalf of AskBio and/or Selecta in connection with this Agreement to make, have made, use, offer for sale, sell, import and otherwise exploit Collaboration Products for use in Collaboration Indications solely under this Agreement). Selecta retains the right under the Selecta Background Technology, Selecta Inventions and its interest in the Joint Inventions to make, have made, use, offer for sale, sell, import and otherwise exploit Collaboration Products for use in Collaboration Indications solely under this Agreement (and to grant licenses under the Selecta Background Technology, Selecta Inventions and its interest in the Joint Inventions to its Affiliates and Third Parties who are acting with or on behalf of AskBio and/or Selecta in connection with this Agreement to make, have made, use, offer for sale, sell, import and otherwise exploit Collaboration Products for use in Collaboration Indications solely under this Agreement). Except as otherwise expressly granted under the Research Licenses and the Collaboration Product Licenses and subject to Section 4.3, as between the Parties, (a) AskBio reserves all rights, title and interest in and to the AskBio Background Technology, AskBio Inventions and its interest in the Joint Inventions, and (b) Selecta reserves all rights, title, and interest in and to the Selecta Background Technology, Selecta Inventions and its interest in the Joint Inventions.

8.1.4.2
Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement (including Section 8.1.3) shall limit or contravene any rights granted, directly or indirectly, by AskBio to (a) its Affiliates or Third Parties with respect to manufacture or supply of AAV vectors or capsids, or components thereof, including without limitation such rights granted to, or agreements with, Viralgen, Touchlight AAV Limited and any other affiliate of AskBio that is principally in the business of manufacturing or (b) Other Joint Ventures, other than to make, have made, use, offer for sale, sell, import and otherwise exploit Collaboration Products for use in Collaboration Indications.

8.1.4.3
Except as otherwise expressly set forth in this Agreement, this Agreement does not confer upon any Party any rights, whether by implication, estoppel or otherwise, in or under the other Party’s intellectual property rights.

8.1.5	Sublicenses.

8.1.5.1	Research Licenses. The Research Licenses shall include the right to grant and authorize sublicenses to Affiliates or Third Parties, subject to the prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed, to the extent reasonably necessary to have activities performed under the POC Plans on the applicable Party’s behalf; provided that for any sublicense grant (a) the Party requesting the right to grant the sublicense shall notify the other Party of such request, which notice shall identify the particular sublicensee and the activities to be performed thereby, (b) if approved, the Party granting the sublicense shall notify the other Party within ten (10) days of the execution or grant of such sublicense, and shall provide a copy of such sublicense with such notice, and (c) the Party granting the sublicense shall be and remain responsible to the other Party for the compliance of each sublicensee with the applicable terms and conditions hereunder.

8.1.5.2
Collaboration Product Licenses.  The Collaboration Product Licenses shall include the right to grant and authorize sublicenses to Affiliates or Third Parties, subject to the prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed; provided that for any sublicense grant (a) the Party requesting the right to grant the sublicense shall notify the other Party of such request, which notice shall identify the particular sublicensee and the activities to be performed thereby, (b) if approved, the Party granting the sublicense shall notify the other Party within ten (10) days of the execution or grant of such sublicense, and shall provide a copy of such sublicense with such notice, and (c) the Party granting the sublicense shall be and remain responsible to the other Party for the compliance of each sublicensee with the applicable terms and conditions hereunder.

8.2
Ownership of Inventions.  Ownership of all Inventions, including Patent Rights and other intellectual property rights with respect to such Inventions, shall be as set forth in this Article 8. Determination of inventorship of Inventions shall be made in accordance with U.S. patent laws. Without limiting the foregoing, as between the Parties, AskBio will continue to own all AskBio Background Technology, and Selecta will continue to own all Selecta Background Technology.

8.2.1
Improvements to AskBio Core Technology and Selecta Core Technology.  As between the Parties, and notwithstanding anything in this Agreement to the contrary, (a) AskBio shall retain all rights in any and all Inventions (whether made solely by or on behalf of either Party or jointly by or on behalf of the Parties) solely comprising any improvements to AskBio Core Technology, and all intellectual property rights therein (“AskBio Improvements”), (b) Selecta shall retain all rights in any and all Inventions (whether made solely by or on behalf of either Party or jointly by or on behalf of the Parties) solely comprising any improvements to Selecta Core Technology, and all intellectual property rights therein (“Selecta Improvements”), and (c) the Parties shall jointly own all rights in any and all Inventions (whether made solely by or on behalf of either Party or jointly by or on behalf of the Parties) comprising improvements to both AskBio Core Technology and Selecta Core Technology, and all intellectual property rights therein (“Joint Improvements”).

8.2.2
Ownership by Inventorship.  Except as otherwise provided in Section 8.2.1 with respect to AskBio Improvements, Selecta Improvements and Joint Improvements, (a) any Invention conceived or reduced to practice solely by one or more employees of AskBio or its Affiliates or a Third Party acting under authority of AskBio or its Affiliates (and all intellectual property rights therein, including the Patent Rights claiming them) shall be solely owned by AskBio (together with AskBio Improvements, “AskBio Inventions”), (b) any Invention conceived or reduced to practice solely by one or more employees of Selecta or its Affiliates or a Third Party acting under authority of Selecta or its Affiliates (and all intellectual property rights therein, including the Patent Rights claiming them) shall be solely owned by Selecta (together with Selecta Improvements, “Selecta Inventions”), and (c) any Invention conceived or reduced to practice by one or more employees of AskBio or its Affiliate or a Third Party acting under the authority of AskBio or its Affiliate, on the one hand, and one or more employees of Selecta or its Affiliate or a Third Party acting under authority of Selecta or its Affiliate, on the other hand (and all intellectual property rights therein, including the Patent Rights claiming them), shall be owned jointly by the Parties (together with Joint Improvements, “Joint Inventions”). Except as otherwise set forth in Section 8.1, neither Party shall have the right to make, use, manufacture, grant licenses to, or otherwise exploit the Joint Inventions for any purposes without the prior written consent of the other Party.

8.2.3
Assignment; Further Assurances.  Each Party shall assign, and hereby assigns, to the other Party all rights, title and interest it may have in and to any Invention or improvement that is to be owned by the other Party pursuant to this Section 8.2, if any, and agrees to sign, execute and acknowledge or cause to be signed, executed and acknowledged any and all documents and to perform such acts as may be reasonably requested by the other Party for the purposes of perfecting the foregoing assignments to the extent necessary to give effect to the ownership allocation set forth in this Section 8.2.

8.3	Patent Prosecution and Maintenance.

8.3.1
Definition.  As used in this Section 8.3, “prosecution” includes (a) all communication and other interaction with any patent office or patent authority having jurisdiction over a patent application in connection with pre-grant proceedings and (b) post-grant proceedings, including interferences, reexaminations, reissues, oppositions, and the like.

8.3.2	AskBio Patent Rights and Selecta Patent Rights. AskBio, at AskBio’s expense, shall have the sole right to control the preparation, filing, prosecution and maintenance of
AskBio Patent Rights using patent counsel of AskBio’s choice. Selecta, at Selecta’s expense, shall have the sole right to control the preparation, filing, prosecution and maintenance of Selecta Patent Rights using patent counsel of Selecta’s choice.

8.3.2.1
With respect to any AskBio Patent Rights pertaining to a Collaboration Product, if AskBio elects not to prosecute, or elects to discontinue prosecution, (whether worldwide or with respect to any particular country), AskBio shall promptly notify Selecta in writing (which notice shall be at least [***] calendar days prior to the lapse or abandonment of any such prosecution). In the event that Selecta elects to assume prosecution of such AskBio Patent Rights (whether worldwide or with respect to any particular country, as applicable), Selecta shall notify AskBio in writing within [***] days after Selecta’s receipt of AskBio’s written notice. In the event that AskBio has not received written notice from Selecta within such [***] day period, Selecta will be deemed to have waived the right to assume prosecution of such AskBio Patent Rights. If Selecta assumes prosecution of such AskBio Patent Rights, Selecta may undertake, but shall not be required to undertake, at its sole expense and in its sole discretion, the prosecution of such AskBio Patent Rights; provided, however, that in the event that Selecta undertakes such prosecution, AskBio, at Selecta’s expense, shall cooperate with and assist Selecta as set forth in Section 8.3.3.6 (with such AskBio Patent Rights being treated similar to Joint Patent Rights for purposes of Section 8.3.3.6).

8.3.2.2
With respect to any Selecta Patent Rights pertaining to a Collaboration Product, if Selecta elects not to prosecute, or elects to discontinue prosecution, (whether worldwide or with respect to any particular country), Selecta shall promptly notify AskBio in writing (which notice shall be at least [***] calendar days prior to the lapse or abandonment of any such prosecution). In the event that AskBio elects to assume prosecution of such Selecta Patent Rights (whether worldwide or with respect to any particular country, as applicable), AskBio shall notify Selecta in writing within [***] days after AskBio’s receipt of Selecta’s written notice. In the event that Selecta has not received written notice from AskBio within such [***] day period, AskBio will be deemed to have waived the right to assume prosecution of such Selecta Patent Rights. If AskBio assumes prosecution of such Selecta Patent Rights, AskBio may undertake, but shall not be required to undertake, at its sole expense and in its sole discretion, the prosecution of such Selecta Patent Rights; provided, however, that in the event that AskBio undertakes such prosecution, Selecta, at AskBio’s expense, shall cooperate with and assist AskBio as set forth in Section 8.3.3.6 (with such Selecta Patent Rights being treated similar to Joint Patent Rights for purposes of Section 8.3.3.6).

8.3.3	Joint Patent Rights.

8.3.3.1
With respect to any Joint Invention, each Party shall promptly exchange with the other Party all relevant information, including without limitation the identity of any and all inventors. The PPEC shall meet periodically, prior to the filing of any patent application, to discuss strategies for filing such a patent application, if any, on such Joint Inventions.

8.3.3.2	Except as otherwise provided in Section 8.3.3.4 and Section 8.3.3.5, the costs of prosecution for any and all Joint Patent Rights shall be borne equally by the Parties.

8.3.3.3
Upon the identification of a Joint Invention, the PPEC shall confer to determine which Party would be best suited to prosecute Joint Patent Rights covering such Joint Invention. Such determination shall be made by the JSC after recommendation made by the PPEC, which recommendation shall consider the nature of the Joint Invention, each Party’s relative contribution towards such Joint Invention and the experience of each of the Parties with respect to prosecution of Joint Patent Rights covering inventions other than such Joint Invention but based on similar technology features.

8.3.3.4
With respect to any Joint Patent Rights that the Parties determine should be prosecuted by AskBio, if AskBio elects not to prosecute, or elects to discontinue prosecution, (whether worldwide or with respect to any particular country), AskBio shall promptly notify Selecta in writing (which notice shall be at least [***] calendar days prior to the lapse or abandonment of any such prosecution). In the event that Selecta elects to assume prosecution of such Joint Patent Rights (whether worldwide or with respect to any particular country, as applicable), Selecta shall notify AskBio in writing within [***] days after Selecta’s receipt of AskBio’s written notice. In the event that AskBio has not received written notice from Selecta within such [***] day period, Selecta will be deemed to have waived the right to assume prosecution of such Joint Patent Rights. If Selecta assumes prosecution of such Joint Patent Rights, Selecta may undertake, but shall not be required to undertake, at its sole expense and in its sole discretion, the prosecution of such Joint Patent Rights and, as of the date of AskBio’s receipt of Selecta’s written notice of Selecta’s intent to assume prosecution of such Joint Patent Rights, AskBio shall have no further obligation with respect to such Joint Patent Rights, and the Joint Invention covered by such Joint Patent Rights; provided, however, that in the event that Selecta undertakes such prosecution, AskBio, at Selecta’s expense, shall cooperate with and assist Selecta as set forth in Section 8.3.3.6.

8.3.3.5
With respect to any Joint Patent Rights that the Parties determine should be prosecuted by Selecta, if Selecta elects not to prosecute, or elects to discontinue prosecution, (whether worldwide or with respect to any particular country), Selecta shall promptly notify AskBio in writing (which notice shall be at least [***] calendar days prior to the lapse or abandonment of any such prosecution). In the event that AskBio elects to assume prosecution of such Joint Patent Rights (whether worldwide or with respect to any particular country, as applicable), AskBio shall notify Selecta in writing within [***] days after AskBio’s receipt of Selecta’s written notice. In the event that Selecta has not received written notice from AskBio within such [***] day period, AskBio will be deemed to have waived the right to assume prosecution of such Joint Patent Rights. If AskBio assumes prosecution of such Joint Patent Rights, AskBio may undertake, but shall not be required to undertake, at its sole expense and in its sole discretion, the prosecution of such Joint Patent Rights and, as of the date of Selecta’s receipt of AskBio’s written notice of AskBio’s intent to assume prosecution of such Joint Patent Rights, Selecta shall have no further obligation with respect to such Joint Patent Rights, and the Joint Invention covered by such Joint Patent Rights; provided, however, that in the event that AskBio undertakes such prosecution, Selecta, at AskBio’s expense, shall cooperate with and assist AskBio as set forth in Section 8.3.3.6.

8.3.3.6
Each Party, as the non-prosecuting Party, shall cooperate with the Party prosecuting a Joint Patent Right (“Prosecuting Party”), including without limitation, (a) making scientists and scientific records reasonably available, (b) making reasonably available its respective authorized attorneys, agents or representatives, and (c) signing or use its best efforts to have signed and delivered, at no charge to the Prosecuting Party, all documents necessary in connection with such prosecution. The non-Prosecuting Party will be provided in a timely manner with copies of all correspondence with the U.S. Patent & Trademark Office (or the applicable foreign patent office) and with the opportunity to review and comment upon any papers, responses or other filings prepared by the Prosecuting Party for submission to the said offices in advance of their filing, and the Prosecuting Party will reasonably consider any reasonable comments that are provided by the non-Prosecuting Party in a timely manner.

8.4	Enforcement

8.4.1
Notice.  Each Party shall promptly notify the other Party in writing upon learning of any (a) actual or suspected infringement of any and all Joint Patent Rights by a Third Party, or of any claim of invalidity, unenforceability, or non-infringement of the Joint Patent Rights (“Joint Patent Right Infringement”) and (b) actual or suspected infringement of any and all AskBio Licensed Patent Rights and Selecta Licensed Patent

Rights by a Third Party through the research, development, making, using selling, offering for sale, import or export of a product intended for use in a Collaboration Indication (such infringement, “Licensed Patent Right Infringement”, and such notice, “Enforcement Notice”), and, in each case, (a) and (b), shall, along with such Enforcement Notice, supply the other Party with all evidence in its possession pertaining materially thereto.

8.4.2
Defense.  Promptly after delivery of an Enforcement Notice by a Party to the other Party, but in any event within [***] days of such delivery, the PPEC shall meet to discuss which Party shall have the first right, but not the obligation, to initiate a suit or take other appropriate action that it believes is reasonably required to prevent or abate the Joint Patent Right Infringement or Licensed Patent Right Infringement, as applicable (the “Enforcing Party”). After such determination, the Enforcing Party shall have the first right, but not the obligation, to initiate a suit or take other appropriate action that it believes is reasonably required to prevent or abate the Joint Patent Right Infringement or Licensed Patent Right Infringement. The non-Enforcing Party agrees to be joined as a party plaintiff, if necessary, to prosecute the action or proceeding and to give reasonable assistance and authority to file and prosecute the action or proceeding at no charge to the Enforcing Party, in each case with the aim to preserve the integrity of the Joint Patent Rights, AskBio Licensed Patent Rights or Selecta Patent Rights, as applicable. In the event that the Enforcing Party does not initiate a suit or take other appropriate action to prevent or abate such Joint Patent Right Infringement or Licensed Patent Right Infringement, as applicable, within [***] days after knowledge of such infringement, then the non-Enforcing

Party shall have the right, but not the obligation, to initiate a suit or take other appropriate action that it believes is reasonably required to prevent or abate such Joint Patent Right Infringement or Licensed Patent Right Infringement, as applicable. In such a case, the Enforcing Party agrees to be joined as a party plaintiff, if necessary, to prosecute the action or proceeding and to give reasonable assistance and authority to file and prosecute the action or proceeding at no charge to the non-Enforcing Party, in each case with the aim to preserve the integrity of the Joint Patent Rights, AskBio Licensed Patent Rights or Selecta Patent Rights, as applicable. Each Party shall provide the other Party in a timely manner with copies of all material correspondence and documents regarding such Joint Patent Right Infringement, and with the opportunity to review and comment upon any material correspondence or documents prepared by such Party, and such Party will reasonably consider any reasonable comments that are provided by the other Party in a timely manner.

8.4.3
Recovery.  Unless otherwise mutually agreed by the Parties, all monies recovered upon the final judgment or settlement of any action described in this Section 8.4, shall be used first to reimburse the Parties for their respective out-of-pocket expenses relating to the action, and any remaining balance shall be shared between the Parties equally; provided that if the Joint Patent Right Infringement or Licensed Patent Right Infringement is primarily related to a Collaboration Indication, the remaining balance shall be shared by the Parties in accordance with the Profit Share Percentage for such Collaboration Indication.

8.5	Defense Against Third Party Infringement Claims.

8.5.1
Core Technology.  In the event that a Third Party makes any claim or brings any suit or other proceeding for infringement or misappropriation of any intellectual property rights of such Third Party in the research, development, making, using selling, offering for sale, import or export of Collaboration Product against (a) AskBio, or any of their respective Affiliates or sublicensees, (i) based on the use of the AskBio Core Technology, AskBio shall have the sole right, at its expense, to defend and control the defense of such claim, suit or other proceeding as well as to initiate and control any counterclaim or other similar action with respect to AskBio Core Technology, or (ii) based on the use of the Selecta Core Technology, Selecta and AskBio shall cooperate, at each Party’s own expense, to defend such claim, suit or other proceeding as well as to initiate any counterclaim or other similar action with respect to Selecta Core Technology; and (b) Selecta, or any of their respective Affiliates or sublicensees, (i) based on the use of the Selecta Core Technology, Selecta shall have the sole right, at its expense, to defend and control the defense of such claim, suit or other proceeding as well as to initiate and control any counterclaim or other similar action with respect to Selecta Core Technology, or (ii) based on the use of the AskBio Core Technology, Selecta and AskBio shall cooperate, at each Party’s own expense, to defend such claim, suit or other proceeding as well as to initiate any counterclaim or other similar action with respect to AskBio Core Technology.

Any disputes among the Parties as to how the claim, suit or other proceeding is controlled or handled shall be resolved by the PPEC.

8.5.2
Other Claims.  In the event that a Third Party makes any claim or brings any suit or other proceeding against a Party, or any of their respective Affiliates or sublicensees, for infringement or misappropriation of any intellectual property rights of such Third Party based on the research, development, making, using selling, offering for sale, import or export of any Collaboration Products, other than as set forth in Section 8.5.1, the Party first obtaining knowledge of such a claim shall immediately provide written notice to the other Party of such claim along with the related facts in reasonable detail. Unless the Parties otherwise agree, the Party against which such claim is brought shall have the first right, but not the obligation, at its expense, to defend and control the defense of such claim, suit or other proceeding. In the event that the Party against which such claim is brought does not defend such claim, suit or other proceeding or take other appropriate action within thirty (30) days after acquiring knowledge of such claim, suit or other proceeding, then the other Party shall have the right, but not the obligation, to be joined as a party and to defend and control such claim, suit or other proceeding or take other appropriate action that it believes is reasonably required. Each Party shall fully cooperate with the defending Party, at the defending Party’s reasonable request and expense, in defense of such claim, suit or other proceeding, including by being joined as a party, and shall have the right to be represented separately by counsel of its own choice but at its own expense. The defending Party shall also control settlement of such claim; provided, however, that no settlement shall be entered into without the prior written consent of the other Party if such settlement would adversely affect the rights and benefits of, or impose or adversely affect any obligations on, the other Party. To the extent appropriate, the Parties shall enter into a joint defense agreement with respect to the common interest privilege protecting communications regarding such claim in a form reasonably acceptable to the Parties.
ARTICLE 9.
REPRESENTATIONS AND WARRANTIES

9.1	Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party that as of the Effective Date:

9.1.1	it is duly organized, validly existing, and in good standing under the laws and regulations of the jurisdiction in which it is organized;

9.1.2
it (a) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all requisite action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

9.1.3
that this Agreement has been duly executed and delivered by such Party and constitutes a legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms;

9.1.4
it has obtained all necessary consents, approvals, and authorizations of all Governmental Authorities and other persons or entities required to be obtained by such Party in connection with the execution and delivery of this Agreement;

9.1.5
the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (a) a loan agreement, guaranty, financing agreement, agreement relating to one or more Patent Rights or other agreement or instrument binding or affecting it or its property; or (b) any order, writ, injunction or decree of any court or Governmental Authority entered against it or by which any of its property is bound; and

9.1.6	it has not, and will not, during the Term, grant any right to any Third Party that would conflict with the rights granted to the other Party or would be inconsistent with its obligations hereunder.

9.2	Additional Representations and Warranties of AskBio. As of the Effective Date, AskBio hereby represents and warrants to Selecta that as of the Effective Date: (a) to AskBio’s actual knowledge (which, for clarity, does not include obtaining any legal opinions or freedom to operate analysis), (i) there is no known infringement or threatened infringement of the AskBio Core Technology by any Third Party, (ii) AskBio has not received any written claims alleging that the AskBio Core Technology is invalid or unenforceable, and (iii) AskBio has not taken any action or failed to take any action since January 1, 2018 that would reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Patent Rights listed on Schedule 1.9, and all filing, examination, issuance, post registration and maintenance fees, annuities and the like that have come due between January 1, 2018 and the Effective Date and are required to maintain, preserve or renew any such Patent Rights have been timely paid; (b) there are no valid and enforceable intellectual property rights (including Patent Rights) owned or Controlled by a Third Party that would be infringed or misappropriated by Selecta’s use or practice of the AskBio Core Technology in accordance with the Selecta Research License or the Selecta Collaboration Product License; (c) AskBio has not granted any licenses or covenants not to sue, or similar rights under the AskBio Core Technology with respect to any AAV Products for use in a Collaboration Indication that conflict with the rights granted to Selecta hereunder; (d) neither AskBio nor any of its employees or contractors performing activities hereunder has been debarred under Article 306 of the FDCA, 21 U.S.C. §335a(a) or (b), or any equivalent foreign or local law, rule or regulation, and neither appears on the United States Food and Drug debarment list; (e) neither AskBio nor any of its employees or contractors performing activities hereunder has committed any crime or conduct that could result in such debarment or exclusion from any governmental healthcare program; and (f) to AskBio’s actual knowledge (which, for clarity, does not include obtaining any legal opinions or freedom to operate analysis), no investigations, claims or proceedings with respect to any such crimes or conduct are pending or threatened against AskBio or any of its employees or contractors performing activities hereunder. AskBio agrees and undertakes to promptly notify Selecta if AskBio or any of its employees or contractors performing activities hereunder becomes debarred or excluded, or proceedings have been initiated against either of them with respect to debarment or exclusion, whether such debarment or exclusion, or initiation of proceedings, occurs during or after the Term.

9.3
Additional Representations and Warranties of Selecta.  As of the Effective Date, Selecta hereby represents and warrants to AskBio that as of the Effective Date: (a) to Selecta’s actual knowledge (which, for clarity, does not include obtaining any legal opinions or freedom to operate analysis), (i) there is no known infringement or threatened infringement of the Selecta Core Technology by any Third Party, (ii) Selecta has not received any written claims alleging that the Selecta Core Technology is invalid or unenforceable, and (iii) Selecta has not taken any action or failed to take any action since January 1, 2018 that would reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Patent Rights listed on Schedule 1.62, and all filing, examination, issuance, post registration and maintenance fees, annuities and the like that have come due between January 1, 2018 and the Effective Date and are required to maintain, preserve or renew any such Patent Rights have been timely paid; (b) there are no valid and enforceable intellectual property rights (including Patent Rights) owned or Controlled by a

Third Party that would be infringed or misappropriated by AskBio’s use or practice of the Selecta Core Technology in accordance with the AskBio Research License or the AskBio Collaboration Product License; (c) Selecta has not granted any licenses or covenants not to sue, or similar rights under the Selecta Core Technology with respect to any AAV Products or ImmTOR for use in a Collaboration Indication that conflict with the rights granted to AskBio hereunder; (d) neither Selecta nor any of its employees or contractors performing activities hereunder has been debarred under Article 306 of the FDCA, 21 U.S.C. §335a(a) or (b), or any equivalent foreign or local law, rule or regulation, and neither appears on the United States Food and Drug debarment list; (e) neither Selecta nor any of its employees or contractors performing activities hereunder has committed any crime or conduct that could result in such debarment or exclusion from any governmental healthcare program; and (f) to Selecta’s actual knowledge (which, for clarity, does not include obtaining any legal opinions or freedom to operate analysis), no investigations, claims or proceedings with respect to any such crimes or conduct are pending or threatened against Selecta or any of its employees or contractors performing activities hereunder. Selecta agrees and undertakes to promptly notify AskBio if Selecta or any of its employees or contractors performing activities hereunder becomes debarred or excluded, or proceedings have been initiated against either of them with respect to debarment or exclusion, whether such debarment or exclusion, or initiation of proceedings, occurs during or after the Term.

9.4
Disclaimer of Warranty.  Each Party acknowledges that any tangible materials provided by the other Party may be experimental in nature, may have hazardous properties, and are provided “as-is.” EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY OF (A) MERCHANTABILITY, (B) FITNESS FOR A PARTICULAR USE OR PURPOSE, (C) NON-INFRINGEMENT BY THIRD PARTIES, (D) INFRINGEMENT OR MISAPPROPRIATION OF THIRD PARTIES’ INTELLECTUAL PROPERTY RIGHTS, (E) VALIDITY OR ENFORCEABILITY OF THE ASKBIO BACKGROUND TECHNOLOGY, ASKBIO PATENT RIGHTS, SELECTA BACKGROUND TECHNOLOGY, OR SELECTA PATENT RIGHTS; (F) COMMERCIAL UTILITY, (G) THAT ANY PATENT APPLICATION INCLUDED IN THE ASKBIO BACKGROUND TECHNOLOGY, ASKBIO PATENT RIGHTS, SELECTA BACKGROUND TECHNOLOGY, OR SELECTA PATENT RIGHTS WILL ULTIMATELY ISSUE, (H) THAT ANY MATERIALS PROVIDED BY EITHER PARTY WILL NOT POSE A SAFETY OR HEALTH RISK, OR (I) SUCCESS OF THE FEASIBILITY STUDY OR COLLABORATION, AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS THE FOREGOING SET FORTH IN SUBSECTIONS (A)-(I).

ARTICLE 10.
INDEMNIFICATION AND LIABILITY

10.1	Indemnification by AskBio. AskBio shall indemnify, defend (subject to Section 10.3) and hold Selecta and its Affiliates, and their respective officers, directors, employees, contractors, agents and assigns (each, a “Selecta Indemnified Party”), harmless from and against losses, expenses, fees, damages and liability of any nature, including reasonable legal expenses and attorneys’ fees, (collectively, “Losses”) to which any Selecta Indemnified Party may become subject as a result of any Third Party demands, claims, suits, actions, proceedings, causes of action, or judgments (“Third Party Claims”) against any Selecta Indemnified Party to the extent: (a) arising or resulting from the negligence or willful misconduct of AskBio or any of its Affiliates, or their licensees, employees, contractors or agents under this Agreement, (b) arising or resulting from the material breach by AskBio of this Agreement, or (c) arising or resulting from the infringement or misappropriation of any intellectual property rights (including Patent Rights) owned or Controlled by a Third Party to the extent such infringement or misappropriation arises or results from Selecta’s use or practice of the AskBio Core Technology in accordance with this Agreement. AskBio’s obligations to so indemnify and hold the Selecta Indemnified Parties harmless shall not apply to the extent that such Third Party Claims result from any Loss (i) for which Selecta is obligated to indemnify, defend and hold AskBio Indemnified Parties harmless under Section 10.2 or (ii) arising out of or relating to such Selecta Indemnified Parties’ fraud, willful misconduct or gross negligence.

10.2
Indemnification by Selecta.  Selecta shall indemnify, defend (subject to Section 10.3) and hold AskBio and its Affiliates, and their respective officers, directors, employees, contractors, agents and assigns (each, a “AskBio Indemnified Party”), harmless from and against Losses to which any AskBio Indemnified Party may become subject as a result of any Third Party Claims against any AskBio Indemnified Party to the extent: (a) arising or resulting from the negligence or willful misconduct of Selecta or any of its Affiliates, or their licensees, employees, contractors or agents under this Agreement, (b) arising or resulting from the material breach by Selecta of this Agreement, or (c) arising or resulting from the infringement or misappropriation of any intellectual property rights (including Patent Rights) owned or Controlled by a Third Party to the extent such infringement or misappropriation arises or results from AskBio’s use or practice of the Selecta Core Technology or use of Selecta’s product candidate SEL-302 in accordance with this Agreement. Selecta’s obligations to so indemnify and hold the AskBio Indemnified Parties harmless shall not apply to the extent that such Third Party Claims result from any Loss (i) for which AskBio is obligated to indemnify, defend and hold Selecta Indemnified Parties harmless under Section 10.1 or (ii) arising out of or relating to such AskBio Indemnified Parties’ fraud, willful misconduct or gross negligence.

10.3	Indemnification Procedure.

10.3.1
Any Selecta Indemnified Party or AskBio Indemnified Party seeking indemnification hereunder (“Indemnified Party”) shall notify the Party against whom indemnification is sought (“Indemnifying Party”) in writing reasonably promptly after the assertion against the Indemnified Party of any Third Party Claim in respect of which the Indemnified Party intends to base a claim for indemnification hereunder, but the failure or delay to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any obligation or liability that it may have to the Indemnified Party except to the extent that the Indemnifying Party demonstrates that its ability to defend or resolve such Third Party Claim is adversely affected thereby.

10.3.2
Subject to the provisions of Section 10.3.3 below, the Indemnifying Party shall have the right, upon providing notice to the Indemnified Party of its acceptance of responsibility to indemnify the Indemnified Party and its intent to do so within thirty (30) days after receipt of the notice from the Indemnified Party of any Third Party Claim, to assume the defense and handling of such Third Party Claim, at the Indemnifying Party’s sole expense.

10.3.3
The Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party in connection with conducting the defense and handling of such Third Party Claim, and the Indemnifying Party shall defend or handle the same in consultation with the Indemnified Party, and shall keep the Indemnified Party timely apprised of the status of such Third Party Claim. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, agree to a settlement of any Third Party Claim which imposes any liability or obligation on the Indemnified Party other than financial obligations which are fully assumed by the Indemnifying Party, would involve any admission of wrongdoing on the part of the Indemnified Party, or does not include a release of all claims against the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party (at the Indemnifying Party’s request and subject to reimbursement of associated out-of-pocket expenses by the Indemnifying Party), shall be entitled to participate in the defense and handling of such Third Party Claim with its own counsel and at its own expense and shall not make any admission or other communication regarding such Third Party Claim or agree to a settlement of any Third Party Claim without the consent of the Indemnifying Party.

10.4
Collaboration Product Claims.  In the event of any Third Party Claim that results in Losses being incurred by any AskBio Indemnified Party or any Selecta Indemnified Party, where such Third Party Claim and associated Losses (a) are not within the indemnification obligations described in Section 10.1 or Section 10.2 and (b) arise as a result of, or in connection with, the Development, Manufacture or Commercialization activities conducted by either Party on or after the Effective Date with respect to any Collaboration Product, each Party shall be responsible for its Profit Share Percentage of such Losses, regardless of which Party’s indemnitees initially bear such Losses. Appropriate indemnification shall be made by the Party bearing less than its Profit Share Percentage to the other Party to effect the foregoing allocation of applicable Losses.

10.5
Limitation of Liability.  EXCEPT FOR LIABILITY INCURRED AS A RESULT OF A PARTY’S BREACH OF ARTICLE 7, A PARTY’S MISUSE OR MISAPPROPRIATION OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS, A PARTY’S BREACH OF SECTION 13.18 OR A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR FRAUD, IN NO EVENT SHALL A PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR

INDIRECT DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT ON ANY THEORY OF LIABILITY, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGES. NOTHING IN THIS SECTION 10.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 10.1, SECTION 10.2 OR SECTION 10.4.

10.6
Insurance.  Each Party shall maintain insurance (which may include any self-insured arrangements), including product liability insurance, with respect to its activities under this Agreement. Such insurance or self-insurance shall be in such amounts and subject to such deductibles as are prevailing in the industry from time to time, provided that, each Party shall maintain a minimum of an aggregate of [***] in general comprehensive liability insurance and an aggregate of: (a) [***] in product liability insurance until the Collaboration

Start Date and (b) [***] in product liability insurance no later than thirty (30) days following the Collaboration Start Date. Each Party shall provide written proof of the existence of such insurance to the other Party upon request. For clarity, either Party shall have the right to provide the total limits required under this Section 10.6 by any combination of primary and umbrella/excess coverage and may provide all or part of the required coverage through its insurance captive. Further, each Party sponsoring any clinical trials of the Products shall maintain clinical trial insurance that is in compliance with the local laws of each country in which such clinical trials are being completed. Each Party shall name the other Party as an additional insured under its general comprehensive and product liability policies, as well as under its clinical trial policies.
ARTICLE 11.
TERM AND TERMINATION

11.1	Term. The term of this Agreement (the “Term”) will commence as of the Effective Date, and will expire as follows, unless earlier terminated in accordance with this Article 11:

11.1.1
If the activities under the POC Plans fail to demonstrate POC, no POC Notice is provided by the JSC pursuant to Section 3.8, and the Parties do not mutually agree in writing to proceed with the Collaboration despite such failure, then the Term shall expire on the POC Determination Deadline or earlier as mutually agreed in writing.

11.1.2
If the POC Notice is provided or the Parties mutually agree in writing to proceed with the Collaboration, then this Agreement shall continue in effect on a Collaboration Indication-by-Collaboration Indication basis, until the Parties are no longer Developing or Commercializing any Collaboration Product for use in such Collaboration Indication, or earlier as mutually agreed in writing.

11.2
Termination for Cause.  Either Party may terminate this Agreement if the other Party materially breaches any provision of this Agreement and fails to remedy such breach within [***] days, or [***] days if such breach is with respect to a payment obligation hereunder, after receipt of written notice of such breach; provided that if such breach is specific to a particular

Collaboration Indication (or a Collaboration Product for a particular Collaboration Indication), such termination shall apply only with respect to such Collaboration Indication. In addition, either Party shall have the right to immediately terminate this Agreement upon notice to the other Party if the other Party or any of its officers, directors, employees, contractors, subcontractors, Third Party vendors, or agents, violates, or is investigated, indicted, or charged by any governmental or regulatory authority for, violating any anti-corruption or anti-bribery laws, rules, or regulations, including, without limitation, the FCPA, in which case the effective date of any such termination shall be the date stated on such notice of termination given by such Party.

11.3
Termination for Insolvency.  Notwithstanding anything contained in this Agreement to the contrary, either Party may terminate this Agreement immediately by written notice in the event: (a) the other Party voluntarily enters into bankruptcy proceedings; (b) the other Party makes an assignment for the benefit of creditors; (c) a petition is filed against the other Party under a bankruptcy law, a corporate reorganization law, or any other law for relief of debtors or similar law analogous in purpose or effect, which petition is not stayed or dismissed within [***] days of filing thereof; or (d) the other Party enters into liquidation or dissolution proceedings or a receiver is appointed with respect to any assets of the other Party, which appointment is not vacated within one hundred and twenty (120) days.

11.4	Challenge of Patent Rights.

11.4.1
If Selecta commences any legal proceeding (or if Selecta assists any Third Party in commencing any legal proceeding) that challenges the validity or enforceability of any Patent Rights within the AskBio Core Technology or AskBio Patent Rights, AskBio shall have the right to terminate this Agreement upon thirty (30) days’ prior written notice; provided, however, that if Selecta or such Third Party withdraws such challenge during such thirty (30)-day period, AskBio may not terminate this Agreement for such challenge. In the event that at least one claim of a patent that is subject to a challenge survives the challenge by not being found invalid or unenforceable, regardless of whether the claim is amended as part of the challenge, Selecta shall pay all reasonable costs and expenses incurred by AskBio (including attorneys’ fees and expert witness fees) in connection with defending such challenge.

11.4.2
If AskBio commences any legal proceeding (or if AskBio assists any Third Party in commencing any legal proceeding) that challenges the validity or enforceability of any Patent Rights within the Selecta Core Technology or Selecta Patent Rights, Selecta shall have the right to terminate this Agreement upon thirty (30) days’ prior written notice; provided, however, that if AskBio or such Third Party withdraws such challenge during such thirty (30)-day period, Selecta may not terminate this Agreement for such challenge. In the event that at least one claim of a patent that is subject to a challenge survives the challenge by not being found invalid or unenforceable, regardless of whether the claim is amended as part of the challenge, AskBio shall pay all reasonable costs and expenses incurred by Selecta (including attorneys’ fees and expert witness fees) in connection with defending such challenge.

11.4.3
Notwithstanding anything to the contrary in this Section 11.4, termination under this Section 11.4 is not permitted for any counterclaim or defense made, filed or maintained by a Party in any patent infringement claim, demand, lawsuit, cause of action or other action made, filed or maintained by the other Party or its Affiliate.

11.5
Termination for Failure of a Collaboration Indication.  On a Collaboration Indication-by-Collaboration Indication basis, if (a) the JSC determines that based on the results of activities under the applicable Therapeutic Development Plan, Development, Manufacture or Commercialization of Collaboration Products for such Collaboration Indication is not scientifically or therapeutically viable, or (b) Regulatory Approval is not granted within

[***] of filing of the BLA for such Collaboration Product, or withdrawn by a Competent Authority for any reason (in each case, a “Failed Indication”), then either Party may, upon written notice to the other Party, terminate this Agreement with respect to such Failed Indication, in which case such Failed Indication will cease to be a Collaboration Indication and all Collaboration Products for use in such Failed Indication shall cease to be Collaboration Products. For clarity, the Agreement shall otherwise continue with respect to all other Collaboration Indications.

11.6	General Effects of Termination or Expiration. Upon termination or expiration of this Agreement, unless otherwise agreed in writing:

11.6.1
termination of this Agreement for any reason will not release either Party from any liability which, at the time of such expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such termination nor preclude either Party from pursuing all rights and remedies it may have at law or in equity with respect to any breach of this Agreement;

11.6.2
each Party shall promptly return or destroy, at the Disclosing Party’s option, to the other Party all Confidential Information received from the other Party (except to the extent reasonably necessary to exercise any remaining rights under this Agreement and, in all cases, except that one copy of which may be retained by legal counsel for archival purposes and ensuring compliance with the confidentiality obligations imposed by this Agreement, and which such copy shall not be accessed for any other purpose);

11.6.3	termination of this Agreement for any reason will not affect either Party’s ownership of or rights to Joint Inventions or Joint Patent Rights as set forth in this Agreement;

11.6.4
the Research Licenses and Collaboration Product Licenses shall automatically terminate with respect to all terminated Collaboration Indications and Collaboration Products for use in such Collaboration Indications (which, in the case of termination or expiration of this Agreement in its entirety shall be all Collaboration Indications, Collaboration Products, and POC Candidates); and

11.6.5
Except as expressly set forth in this Agreement, including this Section 11.6 and Section 11.7, all rights and obligations of the Parties hereunder shall terminate, with respect to this Agreement (in the case of expiration of this Agreement or termination in its entirety) or the terminated Collaboration Indications and Collaboration Products for use in such Collaboration Indications (in the case of termination of one or more Collaboration Indications).

11.7
Survival.  Notwithstanding any provision of this Agreement to the contrary, the provisions of Article 1, Section 3.7.2, Section 4.2.3.2, Section 6.4 (for three (3) years after submission of the applicable Party’s last quarterly report), Article 7 (for five (5) years after the Term), Section 8.2, Section 8.3.3, Section 8.4 (with respect to Joint Patent Rights), Article 10, this

Section 11.7, Article 12, and Article 13 shall survive any termination or expiration of this Agreement, as will the Parties’ respective rights accrued hereunder to the date of termination or expiration.

11.8
Bankruptcy Code.  If this Agreement is rejected by a Party as a debtor under Section 365 of the United States Bankruptcy Code or similar provision in the bankruptcy laws of another jurisdiction (the “Code”), then, notwithstanding anything else in this Agreement to the contrary, all licenses and rights to licenses granted under or pursuant to this Agreement by the Party in bankruptcy to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (or similar provision in the bankruptcy laws of the jurisdiction), licenses of rights to “intellectual property” as defined under Section 101(35A) of the United States Bankruptcy Code (or similar provision in the bankruptcy laws of the jurisdiction) and subject to survival in accordance with the Code. The Parties agree that a Party that is a licensee of rights under this Agreement shall retain and may fully exercise all of its rights and elections under the Code. The foregoing provisions of this Section 11.8 are without prejudice to any rights a Party may have arising under the Code.

ARTICLE 12.
DISPUTE RESOLUTION

12.1	General. Except as otherwise provided in this Agreement or agreed by the Parties in writing, all disputes under this Agreement shall be resolved as set forth in this Article 12.

12.2
Initial Attempts to Resolve Disputes.  Any disputes between the Parties first shall be addressed informally between the Parties. Either Party may request a special dispute resolution meeting. Upon such request, the Parties will use reasonable efforts to convene such a special meeting at a time and place that is mutually convenient to the Parties. If the Parties are unable to resolve a dispute among them informally, or a meeting could not be convened to consider the matter, then either Party may, by written notice to the other, have such dispute referred to their respective executive officers designated below or their successors, for attempted resolution by good faith negotiations:

FOR Selecta:	Carsten Brunn, CEO

FOR AskBio:	Sheila A. Mikhail, CEO
In the event the designated executive officers are not able to resolve any such dispute within thirty (30) days after written notice given by one Party to the other specifically invoking this stage in the dispute resolution procedure, either Party may by written notice to the other (a) commence the mediation process set forth in Section 12.3 if any such dispute is a Critical Matter, or (b) commence the arbitration process set forth in Section 12.4 below for all other disputes.

12.3	Mediation. All disputes regarding a Critical Matter which the Parties are unable to resolve amicably in accordance with Section 12.2 may be referred to a Third Party outside mediator mutually acceptable to both Parties in good faith, for assistance in seeking resolution. The mediation shall proceed at such times and place mutually acceptable to both Parties in good faith; provided that any mediation pursuant to this Section 12.3 shall not last longer than sixty (60) days unless otherwise agreed by the Parties in writing. Each Party may be represented at the mediation by external legal counsel. The Parties shall each bear their own costs regarding mediation, except that the Parties shall share equally the cost of the mediator and the mediation facility.

12.4
Arbitration.  All disputes, other than to the extent they related to Critical Matters, which the Parties are unable to resolve amicably in accordance with Section 12.2 hereof shall be finally settled by binding arbitration in accordance with the then applicable rules (“Rules”) of the Judicial Arbitration and Mediation Services (“JAMS”) by three (3) arbitrators selected from a list of arbitrators proposed by JAMS in accordance with the Rules, as long as such arbitrators have a reasonable level of legal expertise in the area of commercial transactions involving intellectual property and gene therapy pharmaceutical products. The arbitrators shall allow such discovery as is appropriate and consistent with the purposes of arbitration in accomplishing fair, speedy and cost-effective resolution of disputes. The arbitrators shall reference the rules of evidence and the Federal Rules of Civil Procedure then in effect in setting the scope of discovery. The seat of arbitration shall be [***]. The decision and/or award rendered by the arbitrator shall be written, final and non-appealable and such decision and/or award shall be both Parties’ Confidential Information. Judgment upon the award may be entered in any court having jurisdiction thereof or having jurisdiction over the applicable Party or its assets. Notwithstanding the generality of Section 12.2 and Section 12.4, and without waiver of a Party’s right to final adjudication on the merits by arbitration as provided herein, either Party may seek provisional remedies by filing a lawsuit in any court, domestic or foreign, having jurisdiction over the Parties or any assets of the Parties, to toll the running of a relevant statute of limitations or to seek equitable or other judicial relief to prevent or stop the breach or threatened breach of this Agreement, including the misuse or disclosure of Confidential Information or otherwise, and to enforce the Parties’ obligations hereunder.

12.5
Expenses.  All expenses and fees of the arbitrators and expenses for hearing facilities and other expenses of the arbitration shall be borne equally by Selecta and AskBio unless the Parties agree otherwise in writing or unless the arbitrators in the award assess such expenses against one of the Parties or allocate such expenses other than equally between Selecta and AskBio.

Each of the Parties shall bear its own counsel fees and the expenses of its witnesses except (a) to the extent otherwise provided in this Agreement or by Applicable Law or (b) to the extent the arbitrators in their discretion determine for any reason to allocate such fees and expenses among the Parties in a different manner.
ARTICLE 13.
MISCELLANEOUS

13.1
Assignment.  This Agreement may not be assigned, directly or indirectly, by either Party without the prior written consent of the other Party, except that either Party may, subject to the terms of this Agreement, assign its rights and obligations under this Agreement without such consent to a Third Party in connection with a Change of Control or to an Affiliate of such Party. This Agreement will be binding upon the successors and permitted assigns of the Parties and the name of a Party appearing herein will be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section 13.1 will be null and void, ab initio.

13.2
Acquirer’s Right to Negotiation.  In the event of a Change of Control of a Party, within thirty (30) days following such Change of Control, the acquiring entity of such Party, or its Affiliates, may deliver an offer to the other Party to acquire any portion, or all, of the other Party’s rights under this Agreement, which the other Party may consider in its sole discretion.

13.3
Force Majeure.  A Party shall not be liable to the other Party for any loss or damages attributable to any occurrence beyond the reasonable control of the affected Party that prevents or substantially interferes with the performance of its obligations under this Agreement, including without limitation, delays in deliveries from Third Party subcontractors or suppliers, changes in legal requirements, and technical events beyond a Party’s reasonable control, such as, for example, acts of God (including, but not limited to, earthquake, tornado, and hurricane), war, terrorism or civil commotion. Any Party so affected shall give prompt notice of any such cause to the other Party. The Party giving such notice shall thereupon be excused from such of its obligations hereunder as it is thereby disabled from performing for so long as it is so disabled; provided, however, that such affected Party commences and continues to take reasonable and diligent actions to cure such cause. If any such failure of delay in a Party’s performance hereunder continues for more than one hundred eighty (180) days, the other Party may terminate this Agreement upon written notice to the delayed Party.

13.4
Notices.  All notices and reports required under, and other communications with respect to, this Agreement shall be in writing, and given or sent to the Party to be notified at its respective address set forth below either (a) personally and thereby deemed to be given on that day, (b) by electronic transmission (e.g., email) and thereby deemed to be given on the day following such transmission; or (c) by internationally recognized overnight courier service (e.g., Federal Express) and thereby deemed to be given on the second (2nd) business day following dispatch.

Either Party may change its address and related information by giving notice to the other Party in the manner set forth in this Section 13.4.
If to Selecta, addressed to:
Selecta Biosciences, Inc.
480 Arsenal Way
Watertown, MA 02472
Attention: General Counsel
Email: [***]
With a copy (which shall not constitute notice) to:
Gibson, Dunn & Crutcher LLP
555 Mission St.
San Francisco, CA 94105
Attention: Ryan Murr
Email: [***]
If to AskBio, addressed to:
Asklepios Biopharmaceutical, Inc.
20 TW Alexander Drive, Suite 110.
Research Triangle Park, NC 27709
Attention: Sheila A.  Mikhail, CEO
Email: [***]
With a copy (which shall not constitute notice) to:
Wilson Sonsini Goodrich & Rosati
28 State Street
Boston, MA 02109
Attention: Farah B.  Gerdes
Email: [***]
Notwithstanding the foregoing, any notice to be given pursuant to Article 10 and Article 12 shall not be delivered solely by electronic transmission.

13.5
Independent Contractors.  Subject to the terms of this Agreement, the activities and resources of each Party shall be managed by such Party, acting independently and in its individual capacity, and the Parties will have a relationship of independent contractors with respect to each other. Other than to the extent the Parties execute the Definitive JV Agreements, no term or condition of this Agreement is intended to create, nor will any such term or condition create, any fiduciary duty on the part of either Party for the benefit of the other, nor require either

Party to expend funds or efforts or commit resources on behalf of the other, other than as specifically agreed in this Agreement.

13.6
Interpretation.  Except where the context expressly requires otherwise, (a) the use of any gender herein will be deemed to encompass references to any gender, and the use of the singular will be deemed to include the plural (and vice versa), (b) the words “include,” “includes,” “including” or “e.g.” will be deemed to be followed by the phrase “without limitation,” whether or not expressly stated, (c) the word “will” will be construed to have the same meaning and effect as the word “shall,” (d) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any person will be construed to include the person’s successors and assigns, (f) the words “herein,” “hereof” and “hereunder,” and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections, Schedules or Exhibits will be construed to refer to Sections, Schedules or Exhibits of this Agreement, and references to this Agreement include all Schedules and Exhibits hereto, (h) the word “notice” will mean notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, e-mail (solely with return receipt), approved minutes or otherwise (but excluding (A) e-mail without return receipt and (B) text messaging or instant messaging), (j) references to any specific law, rule or regulation, or article, section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, (k) any action or occurrence deemed to be effective as of a particular date will be deemed to be effective as of 11:59 PM New York City local time on such date, unless an earlier time is specified, and (l) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or.”

13.7
Amendment.  No amendment, modification or supplement of any provision of this Agreement, or any Exhibit hereto, shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

13.8
Waiver.  No provision of this Agreement shall be waived by any act, omission or knowledge of any Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party. Without limiting the foregoing, the failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party.

13.9	Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which need not contain the signature of more than one Party, all of which taken together will constitute one and the same agreement. For purposes of this Agreement and any other document required to be delivered pursuant to this Agreement, facsimiles or other electronic transmissions of signatures shall be deemed to be original signatures. In addition, if any of the Parties sign facsimile or other electronic copies of this Agreement, such copies shall be deemed originals.

13.10	Headings. The headings contained in this Agreement are for convenience only and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

13.11
Governing Law.  This Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of New York, without regard to the conflict of law or choice of law rules or principles of any jurisdiction; provided, however, that any and all issues concerning any patent including validity, infringement, enforceability, ownership, inventorship, and any other controversy concerning any patent shall be resolved in accordance with the laws of the jurisdiction which granted such patent(s).

13.12
Severability.  In the event that any clause or portion thereof in this Agreement is for any reason held to be invalid, illegal or unenforceable, the same will not affect any other portion of this Agreement; this Agreement shall be construed in such fashion as to maintain its existence, validity and enforceability to the greatest extent possible. In any such event, this Agreement shall be construed as if such clause or portion thereof had never been contained in this Agreement, and there shall be deemed substituted therefor such provision as will most nearly carry out the intent of the Parties as expressed in this Agreement to the fullest extent permitted by Applicable Law unless doing so would have the effect of materially altering the rights and obligations of the Parties. Solely in the event an arbitrator or a court of competent jurisdiction presiding over a dispute arising under this Agreement determines that the duration of the obligations set forth herein with respect to non-disclosure of certain Confidential Information is unenforceable, the Parties agree that such arbitrator or court shall be permitted to modify the period of non-disclosure to the maximum period permitted; provided, however, that the non-disclosure period for Confidential Information qualifying as a trade secret under Applicable Law shall endure until such time as the trade secret is no longer qualified as a trade secret under Applicable Law.

13.13
Entire Agreement.  This Agreement, including all Exhibits attached hereto, set forth all the covenants, promises, agreements, warranties, representations, conditions, and understandings between the Parties hereto concerning the subject matter hereof and supersede all prior agreements and understandings between the Parties with respect to such subject matter.

13.14
Press Releases.  Promptly after the Effective Date, the Parties shall issue a joint press release in the form attached hereto as Schedule 13.14. Except (a) with respect to a Party’s securities disclosure obligations, (b) as may be required by Applicable Law or any listing agreement of any Party hereto, or (c) as otherwise set forth in this Section 13.14, neither Party shall issue any press release or make any public statement with respect to this Agreement without the express prior written consent of the other Party.

13.15	Further Assurances.
13.15.1 General. Each Party agrees to execute, acknowledge or deliver such further instruments, and to do all other reasonable acts, as may be reasonably necessary or appropriate in order to carry out the purposes and intent of this Agreement.
13.15.2 In-Licensed IP.  In the event that the Development, Manufacture, or Commercialization of the Collaboration Products in accordance with this Agreement requires a Party to obtain the consent of a Third Party to grant a sublicense to the other Party under any Patent Rights or Know-How that would, but for the absence of such consent, be included in the AskBio Core Technology or Selecta Core Technology, as applicable, (a) AskBio will use Commercially Reasonable Efforts to obtain any such consent necessary to include such Patent Rights or Know-How within the AskBio Core Technology and (b) Selecta will use Commercially Reasonable Efforts to obtain any such consent necessary to include such Patent Rights or Know-How within the Selecta Core Technology, promptly upon request by the other Party.

13.16
Injunctive Relief and Specific Performance.  Both Parties acknowledge that a Party may be irreparably injured by a breach of this Agreement by the other Party and that monetary remedies may be inadequate to protect a Party against any actual or threatened breach of this Agreement by the other Party. Accordingly, each Party may seek an injunction or injunctions (without the proof of actual damages or posting of a bond) to prevent breaches or threatened breaches of this Agreement or to compel specific performance of this Agreement. Such remedies shall not be deemed to be the exclusive remedy for actual or threatened breaches of this Agreement but shall be in addition to all other remedies available at law or in equity.

13.17
Statutory and Common Law Duties.  The duties each Party owes to the other Party under this Agreement shall be deemed to include federal and state statutory and common law obligations and do not in any way supersede or limit any of the obligations or duties each Party owes to the other Party pursuant to any Applicable Law.

13.18
Compliance.  Each Party commits to comply with Applicable Laws.  Without limiting the generality of the foregoing, at all times and with respect to all matters pertaining to this Agreement and the transactions contemplated herein, each Party, on its own behalf and on behalf of any and all of its Third Party vendors, suppliers, contractors, and subcontractors shall comply with any and all Applicable Laws, including, without limitation, all applicable anti-trust, anti-bribery, anti-fraud and abuse, anti-kickback, anti-retaliation, unfair and deceptive trade practices, books-and-record, securities, tax, and import/export laws and regulations, and the listing requirements of any applicable securities exchanges. Each Party shall not, and shall not permit any of its directors, officers, managers, employees, independent contractors, representatives or agents to, promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, any non-U.S. government official, in each case, in violation of the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd-1, et seq. (“FCPA”) or any other applicable anti-bribery or anti-corruption law. Each Party further represents and warrants that it shall cease all of its activities, as well as remediate any actions taken by such Party, or any of its directors, officers, managers, employees, independent contractors, representatives or agents, in violation of the FCPA or any other applicable anti-bribery or anti-corruption law. Each Party further represents and warrants that it shall maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law.

13.19
No Third Party Beneficiaries.  This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including any Third Party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

13.20
Construction.  The Parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in a favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

[SIGNATURE PAGE FOLLOWS]

The Parties have executed this Agreement by their duly authorized officers as of the Effective Date.

The Parties have executed this Agreement by their duly authorized officers as of the Effective Date.

ASKLEPIOS BIOPHARMACEUTICAL, INC.		SELECTA BIOSCIENCES, INC.

By:	/s/ Sheila Mikhail	By:	/s/ Carsten Brunn

Name:	Sheila Mikhail	Name:	Carsten Brunn

Title:	CEO	Title:	President and CEO

Signature Page to Feasibility Study and License Agreement

SCHEDULE 1.9
ASKBIO CORE TECHNOLOGY
[***]

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SCHEDULE 1.62
SELECTA CORE TECHNOLOGY
[***]

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SCHEDULE 3.5.1.1
[***]

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SCHEDULE 4.1
COLLABORATION INDICATIONS
[***]

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SCHEDULE 4.3.1(w)
[***]

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SCHEDULE 4.3.1(x)
[***]

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SCHEDULE 13.14
FORM OF PRESS RELEASE
Selecta Biosciences Combines ImmTOR™ Platform with AskBio’s Industry-Leading Gene Therapy Platform in Strategic Partnership
Development pipeline and human trials planned for repeat dosing of AAV-based gene therapies to address the unmet medical need for patients with rare and orphan genetic diseases.
Watertown, Mass., and Research Triangle Park, N.C., August 7, 2019 – Selecta Biosciences, Inc. (NASDAQ: SELB) and Asklepios BioPharmaceutical, Inc. (AskBio), today announced a strategic partnership to jointly develop, manufacture and commercialize a broad portfolio of life-changing, next-generation adeno-associated virus (AAV) gene therapies in areas of high medical need. This partnership will leverage the unique proprietary technology platforms of both companies with a human proof of concept trial to validate the potential for re-dosing in patients with genetic diseases.
Selecta is the first company with preclinical evidence to support the potential for re-dosing patients receiving gene therapy. When used in combination with AAV gene therapy vectors, Selecta’s ImmTOR™ inhibits the immune response to the vector (Nature Communications, October 2018). Currently the ability to re-administer systemic AAV gene therapy is limited by the development of neutralizing antibodies. The ability to safely re-dose AAV should help achieve therapeutic benefit in patients who are under-dosed; it should also help restore transgene expression in patients, particularly growing pediatric patients, who may lose expression over time. In addition, integrating ImmTOR into a gene therapy protocol provides a first dose benefit by enhancing liver-directed transgene expression in preclinical models.
“We are very excited to partner with AskBio, as they are proven leaders in next-generation gene therapy development and scaled manufacturing,” said Carsten Brunn, PhD, Chief Executive Officer of Selecta. “We expect that Selecta’s ImmTOR technology, in combination with AskBio’s AAV technology and clinical leadership, will allow us to rapidly advance a portfolio of new combination therapies through proof of concept and into the clinic. We look forward to working together as we aim to bring targeted therapeutics into clinical development that can offer patients a new treatment paradigm in areas of high unmet need.”
AskBio was founded in 2001 as one of the first gene therapy companies and now owns over 500 patents and applications for AAV technology and processes. AskBio’s gene therapy platform includes a robust pipeline of potentially curative gene therapies, an extensive capsid library, groundbreaking manufacturing process and several advanced AAV initiatives under development, including Doggybone DNA. The AskBio platform also was used to develop the only two FDA-approved gene therapies available today (Zolgensma® and Luxterna™). Several of AskBio’s founders have been influential in the field. Dr. Jude Samulski was the first to clone AAV and discovered how AAV could be safely used to deliver corrected genes to cells with genetic defects. Dr. Xiao was the first to create a mini-dystrophin gene that opened the door for the development of

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potential Duchenne Muscular Dystrophy therapies. Dr. Josh Grieger, Askbio’s Chief Technology Officer, pioneered a production technology, the Pro10 cell line, that is paving the way to ensure these important gene therapeutics can reach all patients.
“We only seek to collaborate with companies that share our mission and core values, which are focused on one goal, finding the answers that will cure patients suffering from life-threatening genetic diseases,” said Sheila Mikhail, CEO and cofounder of AskBio. “Selecta is a leading example of that kind of company, and we’re enthusiastic to have this opportunity to work with them on behalf of patients and their families.”
According to Dr. Jude Samulski, “We look forward to this opportunity to deploy our collective platforms to overcome one of the key obstacles to providing long-term treatment from AAV based therapeutics to all patients.”
About AskBio
Asklepios BioPharmaceutical, Inc. (AskBio) is a privately held, clinical stage gene therapy platform company dedicated to improving the lives of children and adults with rare genetic disorders. AskBio’s gene therapy platform includes an industry-leading proprietary cell line manufacturing process known as Pro10™ and an extensive AAV capsid library. The company has generated hundreds of proprietary third generation gene vectors, several of which that have entered clinical testing, and maintains a portfolio of clinical programs across a range of indications, including Pompe, Limb Girdle Muscular Dystrophy, Cystic Fibrosis, Myotonic Muscular Dystrophy, Huntington’s, Hemophilia (Chatham Therapeutic/Takeda) and Duchenne Muscular Dystrophy (Bamboo Therapeutics/Pfizer). For more information, visit www.askbio.com.
About Selecta Biosciences, Inc.
Selecta Biosciences, Inc. is a clinical-stage biotechnology company focused on unlocking the full potential of biologic therapies based on its immune tolerance technology (ImmTOR) platform. Selecta plans to combine ImmTOR with a range of biologic therapies for rare and serious diseases that require new treatment options due to high immunogenicity. The company’s current proprietary pipeline includes ImmTOR-powered therapeutic enzyme and gene therapy product candidates. SEL-212, the company’s lead product candidate, is being developed to treat chronic refractory gout patients and resolve their debilitating symptoms, including flares and gouty arthritis. Selecta’s proprietary gene therapy product candidates are in preclinical development for certain rare inborn errors of metabolism and incorporate ImmTOR with the goal of addressing barriers to repeat administration. Selecta is based in Watertown, Mass. For more information, please visit http://selectabio.com.
Forward-Looking Statements
Any statements in this press release about the future expectations, plans and prospects of Selecta Biosciences, Inc. (“the company”), including without limitation, statements regarding the unique proprietary technology platform of the Company, and the unique proprietary platform of its partners, the potential of ImmTOR to enable re-dosing of AAV gene therapy, the potential treatment applications of product candidates utilizing the ImmTOR platform in areas such as gene therapy, the ability of the Company and AskBio to develop gene therapy products using ImmTOR and AskBio’s technology, the novelty of treatment paradigms that the Company is able to develop, the potential of any therapies developed by the Company and AskBio to fulfill unmet medical needs, the company’s plan to apply its ImmTOR technology platform to a range of biologics for rare and orphan genetic diseases, the potential of the company’s intellectual property

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to enable repeat administration in gene therapy product candidates and products, the ability to re-dose patients and the potential of ImmTOR to allow for re-dosing, the potential to safely re-dose AAV, the ability to restore transgene expression, the potential of the ImmTOR technology platform generally and the company’s ability to grow its strategic partnerships, and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “hypothesize,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, the following: the uncertainties inherent in the initiation, completion and cost of clinical trials including proof of concept trials, including the uncertain outcomes, the availability and timing of data from ongoing and future clinical trials and the results of such trials, whether preliminary results from a particular clinical trial will be predictive of the final results of that trial or whether results of early clinical trials will be indicative of the results of later clinical trials, the unproven approach of the company’s ImmTOR technology, potential delays in enrollment of patients, undesirable side effects of the company’s product candidates, its reliance on third parties to manufacture its product candidates and to conduct its clinical trials, the company’s inability to maintain its existing or future collaborations, licenses or contractual relationships, its inability to protect its proprietary technology and intellectual property, potential delays in regulatory approvals, , the availability of funding sufficient for its foreseeable and unforeseeable operating expenses and capital expenditure requirements, the company’s recurring losses from operations and negative cash flows from operations raise substantial doubt regarding its ability to continue as a going concern, substantial fluctuation in the price of its common stock, and other important factors discussed in the “Risk Factors” section of the company’s most recent Quarterly Report on Form 10-Q, and in other filings that the company makes with the Securities and Exchange Commission. In addition, any forward-looking statements included in this press release represent the company’s views only as of the date of its publication and should not be relied upon as representing its views as of any subsequent date. The company specifically disclaims any intention to update any forward-looking statements included in this press release.
# # #
Selecta Contacts:
Media:
Leticia Diaz
Spectrum Science Communications, Inc.
202-587-2517
ldiaz@spectrumscience.com
Investors:
Sarah McCabe
Stern Investor Relations, Inc.
212-362-1200
sarah.mccabe@sternir.com
AskBio Contacts:
Mark Rosenberg

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mark@trueparallel.com
919-412-7378
Roger Friedensen, APR
roger@trueparallel.com
919-349-3206

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